EXHIBIT 10.1

UNION TOWER

OFFICE LEASE

BETWEEN

UNION TOWER, LLC,

a Delaware limited liability company

LANDLORD

AND

HURON CONSULTING GROUP LLC

a Delaware limited liability company

TENANT

DATED December     , 2003

RIDER ONE

EXHIBIT A—FLOOR PLANS OF PREMISES

EXHIBIT B-1—BASE RENT

EXHIBIT B-2—BASE RENT (if Tenant Terminates the Lease with respect to the 16th Floor Premises)

EXHIBIT C—EXCLUSION FROM OPERATING EXPENSES

EXHIBIT D—FORM OF LETTER OF CREDIT

EXHIBIT E—TENANT IMPROVEMENT WORKLETTER

EXHIBIT F—CLEANING SPECIFICATIONS

ii

OFFICE LEASE

THIS LEASE (the “Lease”) made as of the              day of December, 2003 (the “Effective Date”), between UNION TOWER, LLC, a Delaware limited liability company (“Landlord”), and HURON CONSULTING GROUP LLC, a Delaware limited liability company (“Tenant”), whose address is 550 West Van Buren Street, Chicago, Illinois.

WITNESSETH:

ARTICLE 1

PREMISES AND TERM; EFFECT OF SUBLEASE

(A) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space (the “Premises”) shown on Exhibit A hereto and consisting of the entire rentable area on the eighth floor (the “8th Floor Premises”), the entire rentable area on the ninth floor (the “9th Floor Premises”) the entire rentable area on the sixteenth floor (the “16th Floor Premises”) and the entire rentable area on the seventeenth floor (the “17th Floor Premises”), in the building known as Union Tower (the “Building”), located at 550 West Van Buren Street, Chicago, Illinois (the “Property,” as further described in Article 25), subject to the provisions herein contained. Landlord and Tenant agree that for purposes of this Lease, (i) the aggregate rentable area of the 8th Floor Premises, 9th Floor Premises, and 17th Floor Premises is 62,001 square feet, (ii) the rentable area of the 16th Floor Premises is 20,667 square feet, and (iii) the rentable area of the Building is 332,608 square feet.

(B) Delivery. Landlord shall deliver the Premises to Tenant no later than two (2) weeks after the Effective Date. If Landlord fails to deliver any portion of the Premises at such time, then the Commencement Date shall be delayed one (1) day for every one (1) day of delay in delivery. Tenant shall have the right to terminate the Lease if such delay in delivery exceeds ninety (90) days in duration, by written notice to Landlord delivered prior to the date on which such delivery occurs.

(C) Term. The term of this Lease (the “Term”) shall commence on December 31, 2003 (the “Effective Commencement Date”). Notwithstanding the Effective Commencement Date, however, the Commencement Date for all other purposes herein with respect to the 8th Floor Premises, 9th Floor Premises, and 17th Floor Premises shall commence on the earlier of (i) May 20, 2004, or (ii) the date Tenant occupies the 17th Floor Premises for the purposes of conducting its business therefrom (the “Commencement Date”). The commencement date of this Lease with respect to the 16th Floor Premises shall be the earlier of (i) January 1, 2005 or (ii) the date Tenant occupies the 16th Floor Premises for the purpose of conducting its business therefrom, after waiver of its termination right pursuant to Article 41 herein (the “16th Floor Commencement Date”). The Term of this Lease shall end on the date that is ten (10) Lease Years after the Commencement Date (rather than ten (10) years after the Effective Commencement Date) (the “Expiration Date”), unless sooner terminated as provided herein. For purposes of this Lease, a Lease Year shall mean the twelve (12) month period commencing on the Commencement Date and each subsequent twelve (12) month period during the Term, provided, however, if the Commencement Date is not the first (1st) day of a month, the first

Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month following the Commencement Date.

(D) Effect Of Existing Sublease. Landlord and Tenant further acknowledge that Tenant has been occupying and shall, until the Commencement Date, continue to occupy and pay rent on the 8th Floor Premises and 9th Floor Premises pursuant to the terms of the following (the “Sublease Documents”): (i) that certain Sublease Agreement dated July 16, 2002 between Tenant, as Subtenant, and XOR Inc., as Sublandlord; and (ii) that certain Consent to Sublease dated July 26, 2002, between Tenant and Landlord. Landlord agrees to allow Tenant to occupy the Premises under the Sublease Documents until the Commencement Date and in the event the Sublease Documents terminate prior to the Commencement Date for any reason other than Tenant’s default thereunder, Landlord shall recognize Tenant on the same terms as Tenant possesses the Premises under the Sublease Documents until the Commencement Date. The Sublease Documents shall remain in full force and effect until the Commencement Date, and a default by Tenant under any of the Sublease Documents shall be deemed to be a Default under this Lease. Upon the Commencement Date of this Lease, this Lease shall replace and supersede the Sublease Documents and the Sublease Documents shall terminate and be of no further force or effect except as to obligations which arose thereunder prior to the Commencement Date. Any tenant improvements made prior to the Commencement Date and after the Effective Date shall, however, be made in accordance with the Tenant Improvement Workletter attached hereto as Exhibit E and incorporated herein by reference.

ARTICLE 2

BASE RENT

Tenant shall pay Landlord Base Rent as set forth in Exhibit B-1 attached hereto, in monthly installments, in advance on or before the first day of each calendar month during the Term. If the Commencement Date is a day other than the first day of a calendar month, then the Base Rent for such month with respect to the applicable portion of the Premises shall be prorated on the basis of 1/30th of the monthly Base Rent for each day of such month, and, if the Term ends on a day other than the last day of a calendar month, then the Base Rent for such month shall be prorated on the basis of 1/30th of the monthly Base Rent for each day of such month.

ARTICLE 3

ADDITIONAL RENT

(A) Taxes. From and after the Commencement Date, Tenant shall pay Landlord an amount equal to Tenant’s Prorata Share of Taxes in the manner described below. The terms “Taxes” and “Tenant’s Prorata Share” shall have the meanings specified therefor in Article 25.

(B) Operating Expenses. From and after the Commencement Date, Tenant shall pay Landlord an amount equal to Tenant’s Prorata Share of Operating Expenses in the manner described below. The term “Operating Expenses” shall have the meaning specified therefor in Article 25.

(C) Manner of Payment. Taxes and Operating Expenses shall be paid in the following manner:

(i)	Landlord shall reasonably estimate in advance the amounts Tenant shall owe for Taxes and Operating Expenses for any full or partial calendar year of the Term. In such event, Tenant shall pay such estimated amounts, on a monthly basis, on or before the first day of each calendar month, together with Tenant’s payment of Base Rent. Such estimate may be reasonably adjusted from time to time by Landlord.

(ii)	Within one hundred twenty (120) days but in no event later than one hundred eighty (180) days after the end of each calendar year, or as soon thereafter as practicable, Landlord shall provide a statement (the “Statement”) to Tenant showing: (a) the amount of actual Taxes and Operating Expenses for such calendar year, with a listing of amounts for major categories of Operating Expenses, (b) any amount paid by Tenant towards Taxes and Operating Expenses during such calendar year on an estimated basis, and (c) any revised estimate of Tenant’s obligations for Taxes and Operating Expenses for the current calendar year.

(iii)	If the Statement shows that Tenant’s estimated payments were less than Tenant’s actual obligations for Taxes and Operating Expenses for such year, Tenant shall pay the difference. If the Statement shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period of January 1 of the current calendar year through the month in which the Statement is sent. Tenant shall make such payments within thirty (30) days after Landlord provides the Statement to Tenant.

(iv)	If the Statement shows that Tenant’s estimated payments exceeded Tenant’s actual obligations for Taxes and Operating Expenses, Tenant shall receive a credit for the difference against payments of Rent next due. If the Term shall have expired and no further Rent shall be due, Tenant shall receive a refund of such difference, within thirty (30) days after Landlord provides the Statement to Tenant.

(v)	So long as Tenant’s obligations hereunder are not adversely affected thereby, Landlord reserves the right to reasonably change, from time to time, the manner or timing of the foregoing payments. In lieu of providing one Statement covering Taxes and Operating Expenses, Landlord may provide separate statements, at the same or different times. No delay by Landlord in providing the Statement (or separate statements) shall be deemed a default by Landlord. Further, all Statements (or separate statements) must be delivered to Tenant within one (1) year from the end of the applicable Lease Year, or Landlord shall be deemed to have waived its right to require payment of Tenant’s obligations for actual or estimated Taxes or Operating Expenses, absent manifest error.

(D) Proration. If the Term commences other than on January 1, or ends other than on December 31, Tenant’s obligations to pay estimated and actual amounts towards Taxes and Operating Expenses for such first or final calendar years shall be prorated to reflect the portion of such years included in the Term. Such proration shall be made by multiplying the total estimated or actual (as the case may be) Taxes and Operating Expenses, for such calendar years by a fraction, the numerator of which shall be the number of days of the Term during such calendar year, and the denominator of which shall be 365.

(E) Landlord’s Records. Landlord shall maintain records respecting Taxes and Operating Expenses and determine the same in accordance with sound accounting and management practices, and generally accepted accounting principles, consistently applied. Although this Lease contemplates the computation of Taxes and Operating Expenses on a cash basis, Landlord shall make reasonable and appropriate accrual adjustments to ensure that each calendar year includes substantially the same recurring items. Landlord reserves the right to change to a full accrual system of accounting so long as the same is consistently applied and Tenant’s obligations are not adversely affected. Tenant or its representative shall have the right to examine such records, upon reasonable prior notice specifying such records Tenant desires to examine, during normal business hours at the place or places where such records are normally kept by sending such notice no later than ninety (90) days following the furnishing of the Statement. Tenant may take exception to matters included in Taxes or Operating Expenses, or Landlord’s computation of Tenant’s Prorata Share of either, by sending notice specifying such exception and the reasons therefor to Landlord no later than sixty (60) days after Tenant’s examination. Such Statement shall be considered final, except as to matters to which exception is taken after examination of Landlord’s records in the foregoing manner and within the foregoing times or except for manifest error or fraud. Tenant acknowledges that Landlord’s ability to budget and incur expenses depends on the finality of such Statement, and accordingly agrees that time is of the essence of this Paragraph. If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord shall refer the matter to an independent certified public accounting firm designated by Landlord, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. Tenant shall promptly pay the cost of such certification unless such certification determines that Tenant was overbilled by more than five percent (5%) in the aggregate, in which event Landlord shall pay the reasonable cost of such certification and shall also reimburse Tenant for the reasonable third party costs incurred by Tenant (charged on an hourly basis and not including any contingency fees) within thirty (30) days after Landlord’s receipt of Tenant’s written demand accompanied by evidence of such costs incurred. If such certification indicates that the amount actually paid by Tenant, in relation to a matter for which Tenant has taken exception pursuant to this Paragraph, exceeds the amount Tenant should have paid, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Article 3, or if the Lease has expired, such amount shall be refunded to Tenant within thirty (30) days of such certification. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Prorata Share of Taxes and Operating Expenses in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved.

(F) Rent and Other Charges. Base Rent, Taxes, Operating Expenses and any other amounts which Tenant is or becomes obligated to pay Landlord under this Lease are sometimes herein referred to collectively as “Rent,” and all remedies applicable to the non-payment of Rent shall be applicable thereto. Rent shall be paid at any office maintained by Landlord or its agent at the Property; or at such other place as Landlord may designate in writing after prior reasonable notice.

ARTICLE 4

Commencement Of Term

The Commencement Date is set forth in Article 1. During any period that Tenant shall be permitted to enter the Premises prior to the Commencement Date, other than to occupy the same (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of this Lease, specifically including without limitation all requirements of the Tenant Improvement Workletter attached hereto as Exhibit E. except those provisions requiring the payment of Rent. Notwithstanding the foregoing, with respect to the 8th Floor Premises and 9th Floor Premises, Tenant’s rights and obligations prior to the Commencement Date shall be governed by the Sublease Documents.

ARTICLE 5

Condition Of Premises

Subject to the provisions of Exhibit E attached hereto, Tenant agrees to accept the Premises, Property, Systems and Equipment (as defined in Article 25) “as is,” except for latent defects, without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements except as expressly set forth in this Lease. Notwithstanding the foregoing, Landlord shall deliver the Systems and Equipment within the Premises to Tenant in good working order, and Landlord shall also promptly cause the common areas of the Property to comply with any requirements imposed by governmental authorities pursuant to applicable Laws.

ARTICLE 6

Use And Rules

Tenant shall use the Premises for general office purposes and no other purpose whatsoever, in compliance with all applicable Laws, and without disturbing or interfering with any other tenant or occupant of the Property. Tenant will comply with all Laws regulations and other requirements, including without limitation, environmental, health, safety and police requirements and regulations respecting the Premises, now or hereinafter in force, at its sole cost; provided, however, that Tenant shall not be obligated to make any structural or capital improvements to the Premises in order to comply with any particular Law unless such Law is applicable to the Premises due to Tenant’s specific use thereof or as a result of any alterations to the Premises made by Tenant. Tenant shall not use the Premises in any manner so as to cause a cancellation of Landlord’s insurance policies, or an increase in the premiums thereunder. Tenant shall comply with all rules set forth in Rider One attached hereto (the “Rules”). Landlord shall have the right to reasonably amend such Rules and supplement the same with other reasonable Rules (not expressly inconsistent with this Lease) relating to the Property, or the promotion of safety, care, cleanliness or good order therein, and all such amendments or new Rules shall be binding upon Tenant after five (5) days notice thereof to Tenant, provided that any amendment or supplement to the Rules does not materially and adversely affect any of Tenant’s rights under this Lease. All Rules shall be applied on a non-discriminatory basis, but nothing herein shall be construed to give Tenant or any other Person (as defined in Article 25) any claim, demand or cause of action against Landlord arising out of the violation of such Rules by any other tenant, occupant, or visitor of the Property, or out of the enforcement or waiver of the Rules by Landlord in any particular instance. To the extent there is a conflict between the Rules and this Lease, this Lease shall control.

ARTICLE 7

Services And Utilities

Landlord shall throughout the Term, provide and maintain the following services and utilities in a manner consistent with Comparable Buildings (as defined below) (the cost of which shall be included in Operating Expenses unless otherwise stated herein or in any separate rider hereto):

(A) Heating, ventilation, and air-conditioning (“HVAC”) from 7:00 a.m. until 6:00 p.m. Monday through Friday, except on Holidays (as defined in Article 25), and on Saturdays from 8:00 a.m. until 1:00 p.m. Landlord shall cause the base Building HVAC system to comply with all applicable governmental laws, rules, regulations and building codes (collectively, “Laws”) and with the standards established by the American Society of Heating, Refrigeration, and Air Conditioning Engineers (“ASHRAE”) for high-rise office buildings or standards customarily adopted for Comparable Buildings including HVAC System compatibility with ASHRAE standards in terms of total capacity (total cfm = not less than .80 cfm per actual square foot central air supply based on cold air delivery at 48 degrees Fahrenheit air temperature) and of outside air intake (not less than 20 cfm per person based on an occupancy level of one person per 143 rentable square feet) not be responsible for inadequate air-conditioning or ventilation to the extent the same occurs because Tenant uses any item of equipment which has an electrical load in excess of the average electrical load and human occupancy factors for the Building’s HVAC system as designed. Whenever heat generating machines or equipment installed by Tenant (other than customary office equipment in customary quantities) affect the temperature otherwise maintained by Landlord in the Premises, or whenever the occupancy or electrical load exceeds the air conditioning standards set forth by Landlord, Landlord shall be relieved of responsibility for maintaining such standards and in such event Tenant shall, promptly, following delivery of written notice by Landlord to Tenant, either (i) discontinue use of such heat generating machines or equipment, or (ii) install supplementary air conditioning units in the Premises, the cost, installation, operation and maintenance of which shall be paid by Tenant to Landlord at such rates as Landlord reasonably charges from time to time in the Building. Tenant will cooperate with Landlord and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning of the ventilating and air conditioning systems.

(B) Electrical service to the Premises shall be not less than 5 watts per useable square foot for lighting and general utility power (120 volt power for lighting).

(C) Water for drinking, lavatory and toilet purposes at those points of supply provided for nonexclusive general use of other tenants at the Property twenty-four (24) hours a day, seven (7) days a week (subject to temporary shutdown for maintenance and emergencies).

(D) Customary office cleaning and trash removal service, Monday through Friday evenings, in and about the Premises, in accordance with the cleaning specifications attached hereto as Exhibit F.

(E) Operatorless passenger elevator service (and freight elevator service subject to scheduling by Landlord and payment of Landlord’s standard charges therefor, if used outside of normal Building hours and if an attendant or special operations are required, in Landlord’s discretion) in common with Landlord and other tenants and their contractors, agents and visitors.

(F) Tenant shall have access to the Building twenty-four (24) hours a day, seven (7) days per week. After normal business hours, access to the Building will be provided using a key card or other similar access and monitoring system, provided, however, that Landlord shall cause a security representative to be at the Property twenty-four (24) hours a day, seven (7) days per week.

(G) Landlord shall seek to provide such extra utilities or services as Tenant may from time to time request, if the same are reasonable and feasible for Landlord to provide and do not involve modifications or additions to the Property or existing Systems and Equipment (as defined in Article 25), and if Landlord shall receive Tenant’s request within a reasonable period prior to the time such extra utilities or services are required. Landlord may comply with written or oral requests by any officer or employee of Tenant, unless Tenant shall notify Landlord of, or Landlord shall request, the names of authorized individuals (up to 3 for each floor on which the Premises are located) and procedures for written requests. Tenant shall, for such extra utilities or services, pay such charges as Landlord shall from time to time reasonably establish for the Building. All charges for such extra utilities or services shall be due at the same time as the installment of Base Rent with which the same are billed, or if billed separately, shall be due within thirty (30) days after such billing. In the event Tenant shall fail to make payment for such additional services, Landlord may, in addition to all other remedies which Landlord may have for the non-payment of Rent and without notice to Tenant, discontinue any or all such additional services, and such discontinuance shall not be held or pleaded as an eviction or as a disturbance in any manner whatsoever of Tenant’s possession, or relieve Tenant from the payment of Rent when due, or vary or change any other provision of this Lease, or render Landlord liable for damages of any kind whatsoever.

At Landlord’s sole cost and expense, the Premises shall be separately metered and Tenant shall pay directly to the utility company all electricity charges with respect to Tenant’s electrical consumption within the Premises. In the event that Tenant wishes to utilize services of an alternative electricity service provider (“ASP”) rather than the public utility that is servicing the Building as of the date of Tenant’s execution of this Lease, no such ASP shall be permitted to provide service to Tenant or to install its lines or other equipment within the Building without obtaining the prior written consent of Landlord, which consent may be granted or denied in Landlord’s sole discretion. Tenant’s use of electrical service shall not exceed the safe and lawful capacity of the Building’s existing electrical circuits. In the event that Tenant requires HVAC service outside of the normal Building hours set forth in Article 7(A) above, Landlord shall seek to provide same, provided that Landlord shall receive Tenant’s request within a reasonable period prior to the time such extra HVAC service is needed. Landlord may comply with written or oral requests by any officer or employee of Tenant. Tenant shall pay such charges as Landlord shall from time to time reasonably establish for such extra HVAC service. All charges for extra HVAC service shall be due at the same time as the installment of Base Rent with which the same are billed, or if billed separately, shall be due within thirty (30) days after such billing.

Landlord does not warrant that any services or utilities will be free from shortages, failures, variations, or interruptions caused by repairs, maintenance, replacements,

improvements, alterations, changes of service, strikes, lockouts, labor controversies, accidents, inability to obtain services, fuel, steam, water or supplies, governmental requirements or requests, or other causes beyond Landlord’s reasonable control. None of the same shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damages.

Notwithstanding anything to the contrary in the Lease, in the event that there shall be an interruption, curtailment or suspension of the Building’s elevator, electricity or HVAC service or water supply in the manner required to be provided in this Article 7 (and no reasonably equivalent alternative service or supply is provided by Landlord) and such interruption, curtailment or suspension causes the Premises to be untenantable (a “Service Interruption”), and if (i) such Service Interruption shall not have been caused, in whole or in part, by an act or omission or negligence of Tenant, or of Tenant’s agents, employees, contractors or visitors, and (ii) Tenant shall have given written notice respecting such Service Interruption to Landlord, such Service Interruption continues for more than five (5) consecutive business days after Landlord receives such notice, subject to extension due to force majeure (as defined in Article 10), Base Rent hereunder shall thereafter be abated in the same proportion as the portion of the Premises caused to be untenantable by the Service Interruption bears to the entire Premises from the end of such five (5) consecutive business day period until such time as such interruption, curtailment or suspension is remedied or the Premises (or affected portion thereof) are again tenantable, whichever shall first occur. If for any reason, however, a Service Interruption is not permanently restored within eighteen (18) months after its occurrence, Tenant shall have the right to terminate this Lease by providing written notice thereof to Landlord at any time after such eighteen (18) months and prior to restoration of service. Further, nothing herein contained is intended to apply to casualties within the scope of Article 10 of this Lease; in the event of such a casualty, the termination rights and other provisions of Article 10 shall control and govern over those set forth in this Article 7. Further, notwithstanding the foregoing, in the event that a Service Interruption of one (1) business day or more occurs which is caused by the intentional misconduct or gross negligence of Landlord, or of Landlord’s agents, the abatement of Rent shall commence immediately upon notice from Tenant of such Service Interruption.

ARTICLE 8

Alterations And Liens

Tenant shall make no additions, changes, alterations or improvements (the “Work”) to the Premises or the Systems and Equipment (as defined in Article 25) pertaining to the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld as long as any proposed additions, changes, alterations or improvements do not affect the Systems and Equipment or the structure of the Property and as long as Tenant complies with the other requirements of this Article 8. Tenant shall not place a load upon any floor of the Premises that exceeds seventy (70) pounds per square foot “live load.” Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises based on advice from Landlord’s engineer if the Equipment is over one hundred (100) pounds or if it exceeds seventy (70) pounds per square foot “live load”, and to place limitations on the weight thereof. Although Tenant must comply with the other provisions of this Article 8, Tenant must provide at least ten (10) days prior written notice to Landlord, but need not obtain Landlord’s consent, as a condition of performing (a) cosmetic improvements such as painting or re-carpeting, or (b) additions, changes, alterations or improvements that do not affect the Systems and Equipment or the structure of the Property and which cost less than $50,000 in the aggregate. Landlord may impose reasonable requirements as a condition of such consent including without limitation the submission of plans and specifications for Landlord’s prior written approval, obtaining necessary permits, posting bonds, obtaining insurance, prior approval of contractors, subcontractors and suppliers, prior receipt of copies of all contracts and subcontracts, contractor and subcontractor lien waivers, affidavits listing all contractors, subcontractors and suppliers, use of union labor (if Landlord uses union labor), affidavits from engineers acceptable to Landlord stating that the Work will not adversely affect the Systems and Equipment or the structure of the Property, and reasonable requirements as to the manner and times in which such Work shall be done. All Work shall be performed in a good and workmanlike manner and all materials used shall be of a quality comparable to or better than those in the Premises and Property and shall be in accordance with plans and specifications approved by Landlord, and Landlord may require that all such Work be performed under Landlord’s supervision. In all cases, Tenant shall pay Landlord’s out-of-pocket expenses incurred in connection with Landlord’s review of Tenant’s plans and specifications and Landlord’s supervision of the Work not to exceed three percent (3%) of the hard costs of performing such Work. If Landlord consents or supervises, the same shall not be deemed a warranty as to the adequacy of the design, workmanship or quality of materials, and Landlord hereby expressly disclaims any responsibility or liability for the same. Landlord shall under no circumstances have any obligation to repair, maintain or replace any portion of the Work.

Tenant shall keep the Property and Premises free from any mechanic’s, materialman’s or similar liens or other such encumbrances in connection with any Work on or respecting the Premises not performed by or at the request of Landlord, and shall indemnify and hold Landlord harmless from and against any claims, liabilities, judgments, or costs (including attorneys’ fees) arising out of the same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any Work on the Premises (or such additional time as may be necessary under applicable Laws), to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise or provide such other adequate security reasonably acceptable to Landlord within thirty (30) days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Property or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Property or Premises arising in connection with any Work on or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Property and Premises.

Notwithstanding anything to the contrary in this Lease, the title to any alterations installed or paid for by Tenant, including, without limitation, the initial Tenant improvements, shall remain the property of Tenant until the end of the Term.

ARTICLE 9

Repairs

Except for customary cleaning and trash removal provided by Landlord under Article 7, and damage covered under Article 10, Tenant shall keep the Premises (other than the structure of the Building and Systems and Equipment and the Common Areas, which are Landlord’s obligation to maintain) in good and sanitary condition, working order and repair (including without limitation, carpet, wall-covering, doors, plumbing and other fixtures, equipment, alterations and improvements whether installed by Landlord or Tenant), subject to ordinary wear and tear and damage by casualty. In the event that any repairs, maintenance or replacements are required, Tenant shall promptly arrange for the same either through Landlord for such reasonable charges as Landlord may from time to time establish, or such contractors as Landlord generally uses at the Property or such other contractors as Landlord shall first reasonably approve in writing, and in a first class, workmanlike manner reasonably approved by Landlord in advance in writing. If Tenant does not with reasonable promptness make such arrangements, Landlord may, but need not, make such repairs, maintenance and replacements, and the costs paid or incurred by Landlord therefor shall be reimbursed by Tenant promptly after request by Landlord. Tenant shall indemnify Landlord and pay for any repairs, maintenance and replacements to areas of the Property outside the Premises, caused, in whole or in part, as a result of moving any furniture, fixtures, or other property to or from the Premises, or by Tenant or its employees, agents, contractors, or visitors, normal wear and tear excepted. Except as provided in the preceding sentence, or for damage covered under Article 10, Landlord shall keep the common areas and structural portions of the Property in good and sanitary condition, working order and repair in a manner similar to Comparable Buildings (the cost of which shall be included in Operating Expenses, as described in Article 25, except as limited therein).

ARTICLE 10

Casualty Damage

If the Premises or any common areas of the Property providing access thereto shall be damaged by fire or other casualty, and if such casualty does not cause a termination of this Lease as hereinafter provided, Landlord shall use available insurance proceeds to restore the same. Such restoration shall be to substantially the condition prior to the casualty, except for modifications required by zoning and building codes and other Laws or by any Holder (as defined in Article 25), any other modifications to the common areas deemed desirable by Landlord (provided access to the Premises is not materially impaired), and except that Landlord shall not be required to repair or replace any of Tenant’s furniture, furnishings, fixtures or equipment, or any alterations or improvements made by Tenant or any improvements made to the Premises that are above the base building condition. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof. However, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease and not occupied by Tenant as a result thereof including a reasonable period not to exceed one hundred twenty (120) days to permit Tenant to restore Tenant’s improvements and alterations which are not Landlord’s responsibility hereunder. Notwithstanding the foregoing to the contrary, Landlord may elect to terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage (such termination notice to include a termination date providing at least ninety (90)

days for Tenant to vacate the Premises) if the Property shall be damaged by fire or other casualty or cause such that: (a) repairs to the Premises and access thereto cannot reasonably be completed within one hundred twenty (120) days after the casualty without the payment of overtime or other premiums, (b) more than twenty-five percent (25%) of the Premises is affected by the damage, and fewer than 24 months remain in the Term, or any material damage occurs to the Premises during the last 12 months of the Term, (c) any Holder (as defined in Article 25) shall require that the insurance proceeds or any portion thereof be used to retire the Mortgage debt (or shall terminate the ground lease, as the case may be), or the damage is not fully covered by Landlord’s insurance policies, or (d) the cost of the repairs, alterations, restoration or improvement work would exceed forty percent (40%) of the replacement value of the Building. Tenant agrees that Landlord’s obligation to restore, and the abatement of Rent provided herein shall be Tenant’s sole recourse in the event of such damage and Tenant waives any other rights Tenant may have under any applicable law to terminate the Lease by reason of damage to the Premises or Property. Tenant acknowledges that this Article represents the entire agreement between the parties respecting damage to the Premises or Property.

Notwithstanding anything to the contrary contained in this Article 10, Tenant may terminate this Lease if Tenant is unable to use all or a substantial portion of the Premises as a result of fire or other casualty and (a) Landlord fails to commence restoration work to the Premises within sixty (60) days after the damage occurs, or (b) Landlord fails to substantially complete such work within one hundred fifty (150) days after commencing the same, or such additional time as may be necessary due to strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages or other causes beyond Landlord’s reasonable control (collectively, “force majeure”), which time period for events of force majeure shall in no event exceed, in the aggregate, more than two hundred and ten (210) days, or (c) such work is reasonably estimated (which estimate Landlord shall provide within sixty (60) days following the casualty), to take more than one hundred eighty (180) days to substantially complete after being commenced, or (d) more than forty percent (40%) of the Premises is affected by the damage, and fewer than twelve (12) months remain in the Term. In order to exercise any of the foregoing termination rights, Tenant must send Landlord at least sixty (60) days (but not more than one hundred twenty (120) days) advance notice specifying the basis for termination, and such notice must be given no later than thirty (30) days following the Landlord’s notice of the estimated time to substantially complete the restoration work. Such termination rights shall not be available to Tenant if Landlord substantially completes the repairs to the Premises within sixty (60) days after Tenant’s notice.

ARTICLE 11

Insurance, Subrogation, And Waiver Of Claims

Tenant shall maintain during the Term Commercial General Liability insurance, with limits of not less than $3,000,000 per occurrence for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof). Such insurance shall be primary and any insurance carried by Landlord or any other insured shall be excess and noncontributory. Tenant shall also maintain during the Term workers’ compensation insurance as required by statute, employer’s liability insurance in an amount of not less than $1,000,000 per occurrence, and primary, noncontributory, “all-risk” property damage insurance covering Tenant’s personal property, business records, fixtures and equipment, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, explosion, business interruption, and other insurable risks in amounts not less than the full insurable replacement value of such property and full insurable value of such other interests of Tenant (subject to reasonable deductible amounts). Landlord shall, as part of Operating Expenses, maintain during the Term Commercial General Liability insurance, with limits of not less than $3,000,000 per occurrence for personal injury, bodily injury or death, or property damage or destruction (including loss of use thereof). Landlord shall also, as part of Operating Expenses, maintain during the Term workers’ compensation insurance as required by statute, and primary, non-contributory, extended coverage or “all-risk” property damage insurance, in an amount equal to one hundred percent (100%) of the full insurable replacement value of the Property (exclusive of the costs of excavation, foundations and footings, and such risks required to be covered by Tenant’s insurance, and subject to reasonable deductible amounts), or such other amount necessary to prevent Landlord from being a co-insured, and such other additional coverage as Landlord shall reasonably deem appropriate or that may be required by any Holder (as defined in Article 25).

Tenant shall provide Landlord with certificates evidencing such coverage (and, with respect to liability coverage, showing as named insureds Landlord, any Holder of which Tenant has notice, and such other parties that Landlord shall designate from time to time) prior to the Commencement Date, which shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Landlord, and shall provide renewal certificates to Landlord at least thirty (30) days prior to expiration of such policies. Except as provided to the contrary herein, any insurance carried by Landlord or Tenant shall be for the sole benefit of the party carrying such insurance. Any insurance policies hereunder may be “blanket policies,” provided that payments made in connection with other properties covered by such blanket policies shall not diminish the insurance amounts required hereunder. All insurance required hereunder shall be provided by responsible insurers and Tenant’s insurer shall have a rating of at least A-X in the then current edition of Best’s Key Rating Insurance guide and shall otherwise be reasonably acceptable to Landlord. By this Article, Landlord and Tenant intend that their respective property loss risks shall be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against such other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right of the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that said waiver of subrogation shall not affect the right of the insured to recover thereunder.

Tenant shall carry and maintain during the entire Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 11, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, including errors and omissions coverage for design professionals in connection with alterations to the Premises, as may be reasonably requested by Landlord, provided such increased amounts and other types of insurance are consistent with the amounts and types of insurance being required by owners of comparable buildings in the Chicago metropolitan area.

ARTICLE 12

Condemnation

If the whole or any material part of the Premises or Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises or Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument provided that Landlord also terminates at least fifty percent (50%) of the other remaining leases of the portion of the Property affected by such condemnation. Tenant shall have reciprocal termination rights if the whole or any material part of the Premises is permanently taken, or if access to the Premises is permanently materially impaired. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Term, and for moving expenses (so long as such claim does not diminish the award available to Landlord or any Holder, and such claim is payable separately to Tenant). All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.

ARTICLE 13

Return Of Possession

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall surrender possession of the Premises in the condition required under Article 9, ordinary wear and tear and damage by casualty or condemnation excepted, and shall surrender all keys, any key cards, and any parking stickers or cards, to Landlord, and advise Landlord as to the combination of any locks or vaults then remaining in the Premises, and shall remove all trade fixtures and personal property. All improvements, fixtures and other items in or upon the Premises (except trade fixtures and personal property belonging to Tenant), whether installed by Tenant or Landlord, shall be Landlord’s property and shall remain upon the Premises, all without compensation, allowance or credit to Tenant. However, if at the time of Landlord’s approval of any alteration, Landlord notified Tenant in writing to remove such alteration at the end of the Term, prior to such termination or within ten (10) days after such termination, Tenant shall promptly remove such of the foregoing items as are designated in such notice and restore the Premises to the condition prior to the installation of such items; provided, Landlord shall not require removal of (a) customary office improvements installed pursuant to any separate agreement signed by both parties in connection with entering this Lease (except as expressly provided to the contrary therein), (b) the improvements installed pursuant to the Work Agreement or (c) improvements installed during the Term that are consistent with the improvements installed pursuant to the Work Agreement, or improvements installed by Tenant with Landlord’s written approval (except as expressly required by Landlord in connection with granting such approval). If Tenant shall fail to perform any repairs or restoration, or fail to remove any items from the Premises required hereunder, Landlord may do so, and Tenant shall pay Landlord the cost thereof upon demand. All property removed from the Premises by Landlord pursuant to any provisions of this Lease or any Law may be handled or stored by Landlord at Tenant’s expense, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. All property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after expiration or earlier termination of this Lease or Tenant’s right to possession shall at Landlord’s option be conclusively deemed to have been conveyed by Tenant to Landlord as if by bill of sale without payment by Landlord. Unless prohibited by applicable Law, Landlord shall have a lien against such property for the costs incurred in removing and storing the same.

ARTICLE 14

Holding Over

Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, Tenant shall (a) pay to landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to one hundred fifty percent (150%) of the Rent payable under this Lease for the last full calendar month of the Term (or the highest amount permitted by Law, whichever shall be less), (b) after the first thirty (30) days of the holdover period, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall also be liable to Landlord for (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant for which Tenant has received prior written notice, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant for which Tenant has received prior written notice, and (c) indemnify Landlord against all claims for damages by any New Tenant; and such other remedies as Landlord may have at law or in equity. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 14.

ARTICLE 15

No Waiver

No provision of this Lease will be deemed waived by either party unless expressly waived in writing signed by the waiving party. No waiver shall be implied by delay or any other act or omission of either party. No waiver by either party of any provision of this Lease shall be deemed a waiver of such provision with respect to any subsequent matter relating to such provision, and Landlord’s consent or approval respecting any action by Tenant shall not constitute a waiver of the requirement for obtaining Landlord’s consent or approval respecting any subsequent action. Acceptance of Rent by Landlord shall not constitute a waiver of any breach by Tenant of any term or provision of this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. The acceptance of Rent or of the performance of any other term or provision from any Person other than Tenant, including any Transferee, shall not constitute a waiver of Landlord’s right to approve any Transfer.

ARTICLE 16

Attorneys’ Fees And Jury Trial

In the event of any litigation between the parties, the prevailing party shall be entitled to obtain, as part of the judgment, all reasonable attorneys’ fees, costs and expenses incurred in connection with such litigation, except as may be limited by applicable Law. In the interest of obtaining a speedier and less costly hearing of any dispute, the parties hereby each irrevocably waive the right to trial by jury.

ARTICLE 17

Personal Property Taxes, Rent Taxes And Other Taxes

Tenant shall pay prior to delinquency all taxes, charges or other governmental impositions assessed against or levied upon Tenant’s fixtures, furnishings, equipment and personal property located in the Premises, and any Work to the Premises under Article 8. Whenever possible, Tenant shall cause all such items to be assessed and billed separately from the property of Landlord. In the event any such items shall be assessed and billed with the property of Landlord, Tenant shall pay Landlord its share of such taxes, charges or other governmental impositions within thirty (30) days after Landlord delivers a statement and a copy of the assessment or other documentation, showing the amount of such impositions applicable to Tenant’s property. Tenant shall pay any rent tax or sales tax, service tax, or value added tax, or any other applicable tax on the Rent or services herein or otherwise respecting this Lease.

ARTICLE 18

Reasonable Approvals

Whenever Landlord’s approval or consent is expressly required under this Lease (including Article 21) or any other agreement between the parties, Landlord shall not unreasonably withhold or delay such approval or consent, except as expressly provided herein to the contrary and except for matters affecting the structure, safety or security of the Property, or the appearance of the Property from any common or public areas.

ARTICLE 19

Subordination, Attornment And Mortgagee Protection

This Lease is subject and subordinate to all Mortgages (as defined in Article 25) now or hereafter placed upon the Property, and to all other encumbrances and matters of public record applicable to the Property. This clause shall be self-operative and no further instrument of subordination shall be required for the benefit of any Holder (as defined in Article 25), provided such Holder, purchaser or grantee shall accept this Lease and agree not to disturb Tenant’s occupancy in accordance with the terms and subject to the conditions set forth in this Lease, so long as Tenant does not Default and fail to cure within the time permitted hereunder. If any foreclosure proceedings (or any other enforcement of remedies, such as termination of any ground lease) are initiated or effected by any Holder, or if a deed in lieu is granted, Tenant agrees, upon written request by any such Holder, by any purchaser at foreclosure sale or by any grantee of a deed in lieu, to attorn and pay Rent to such party or to any person claiming by, through or under such party, and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment. In the event of any such attornment by Tenant, no Holder, no purchaser at foreclosure sale, no grantee of a deed in lieu, no affiliate of any of the foregoing, and no person claiming by, through or under any of such persons, which shall become the Landlord under the Lease shall be: (i) liable for any act or omission of Landlord, or subject to any offsets, abatements or defenses which Tenant might have against Landlord except as explicitly set forth in this Lease, if any (prior to such successor becoming Landlord under such attornment) and except for any unfunded tenant improvement allowance, or subject to exercise of any right of termination which Tenant might have the right to exercise prior to such successor becoming Landlord under such attornment, (ii) liable for any security deposit or bound by any Rent prepaid more than thirty (30) days prior to the date when due not actually received by such successor Landlord, (iii) bound by any modification of this Lease entered into after the date of such successor Landlord’s Mortgage (or the date of the Mortgage under which such successor came into title, as applicable) that is not consented to by such successor Landlord (provided that Tenant has received notice of the name and address of such successor Landlord), excluding any modification explicitly contemplated herein, such as after Tenant’s exercise of any expansion option under Article 40 herein, or (iv) bound by any obligation to perform any work or to make improvements to the Premises, except for (1) repairs, replacements and maintenance pursuant to the express provisions of this Lease the need for which arises after the date such successor became Landlord under the Lease, (2) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to the express provisions of this Lease, but only to the extent that such repairs reasonably can be made from the net proceeds of any insurance actually made available to such successor Landlord, (3) repairs to the Premises as a result of a partial condemnation pursuant to the express provisions of this Lease, but only to the extent that such repairs reasonably can be made from the net proceeds of any award made available to such successor Landlord and (4) improvements required to be made by Landlord or paid for by Landlord pursuant to the Tenant Improvement Workletter attached hereto as Exhibit E. Any Holder may elect to make this Lease prior to the lien of its Mortgage, by written notice to Tenant, and if the Holder of any prior Mortgage so shall elect, this Lease shall be prior to any subordinate Mortgage. Tenant agrees to deliver to any Holder by certified mail, return receipt requested, a copy of any notice of default served by Tenant upon Landlord, provided that prior to such notice Tenant has been notified in writing (by delivering to Tenant a copy of an assignment of leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the times permitted Landlord for cure under this Lease, any such Holder whose address has been provided to Tenant and who has received a notice of default from Tenant shall have an additional period to cure such default of thirty (30) days (or such additional time as may be reasonably required under the circumstances to cure such default due to causes beyond such Holder’s control, including time to obtain possession of the Property by power of sale or judicial action). Tenant agrees, upon demand of any Holder or any successor Landlord which shall have come into possession or acquired title to the Premises, as aforesaid, to execute a new lease of the Premises (as tenant) with Lender or such Successor Owner (as landlord) upon the same terms and conditions as the Lease between Tenant and Landlord, which new lease shall cover any unexpired term of the Lease existing at the time of such conveyance of title, in the event the term of the Lease shall terminate upon or prior to the time of such conveyance of title. Tenant shall execute such documentation, including in recordable form, as Landlord or any Holder may reasonably request from time to time, in order to confirm the matters set forth in this Article.

ARTICLE 20

Estoppel Certificate

Tenant shall from time to time, within ten (10) business days after written request from Landlord or any Holder, execute, acknowledge and deliver to Landlord or any Holder a statement (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease as so modified, is in full force and effect (or if this Lease is claimed not to be in force and effect, specifying the ground therefor) and any dates to which the Rent has been paid in advance, and the amount of any Security Deposit, (ii) acknowledging that there are not any uncured defaults on the part of’ Landlord or Tenant hereunder, or specifying such defaults if any are claimed, (iii) stating whether Tenant has any rights to offsets or abatement of Rent, and (iv) certifying such other matters as Landlord may reasonably request, or as may be requested by Landlord’s current or prospective Holders, insurance carriers, auditors, and prospective purchasers. Any such statement may be relied upon by any such parties.

ARTICLE 21

Assignment And Subletting

(A)    Transfers. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed, as further described below: (i) assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, by operation of law or otherwise, (ii) sublet the Premises or any part thereof, or (iii) permit the use of the Premises by any Persons (as defined in Article 25) other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any Person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice shall include: (a) the proposed effective date (which shall not be less than thirty (30) nor more than one hundred eighty (180) days after Tenant’s notice), (b) the portion of the Premises to be Transferred (herein called the “Subject Space”), (c) the terms of the proposed Transfer and the consideration therefor, the name and address of the proposed Transferee, and a copy of all documentation pertaining to the proposed Transfer, and (d) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information to enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without complying with this Article shall, at Landlord’s option, be null, void and of no effect, or shall constitute a Default under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay the reasonable attorney’s fees and other out-of-pocket costs and expenses incurred by Landlord in review and processing Tenant’s request for consent, within thirty (30) days after presentation by Landlord of its statement setting forth such costs and expenses.

(B)    Approval. Landlord will not unreasonably withhold condition, or delay its consent (as provided in Article 18) to any proposed Transfer of the Subject Space to the Transferee on the terms specified in Tenant’s notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following applies (without limitation as to other reasonable grounds for withholding consent): (i) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Property, (ii) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease, (iii) the Subject Space is not regular in shape with appropriate means of ingress and egress suitable for normal renting purposes, (iv) the Transferee is either a government (or agency or instrumentality thereof), foreign embassy or other foreign entity or person having diplomatic immunity, an occupant of the Property (provided, however, that if there is no vacant space comparable in size to the Subject Space available for occupancy at the Property, then a Transfer to an occupant of the Property may occur), (v) the proposed Transferee does not have a reasonable financial condition in relation to the obligations to be assumed in connection with the Transfer, or (vi) Tenant has committed and failed to cure a Default at the time Tenant requests consent to the proposed Transfer.

(C)    Transfer Premium. If Landlord consents to a Transfer, and as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of any Transfer Premium derived by Tenant from such Transfer. “Transfer Premium” shall mean all rent, additional Rent or other consideration paid by such Transferee solely with respect to the Transfer in excess of the Rent payable by Tenant under this Lease (on a monthly basis during the Term, and on a per rentable square foot basis, if less than all of the Premises is transferred), after deducting the reasonable expenses incurred by Tenant for any changes, alterations and improvements to the Premises, any other economic concessions or services provided to the Transferee, and any customary brokerage commissions paid in connection with the Transfer. The percentage of the Transfer Premium due Landlord hereunder shall be paid by Tenant with each installment of Rent due immediately following Tenant’s receipt of any Transfer Premium from the Transferee.

(D)    Recapture. Notwithstanding anything to the contrary contained in this Article, except with respect to a transfer to a Related Entity as provided in (G) of this Article 21, and except with respect to a Transfer to which Landlord has consented as provided herein or which is explicitly permitted hereunder without Landlord’s consent, Landlord shall have the recapture option described in this Section 21(D). If Tenant desires to offer space within the Premises for sublease for a term (including renewal options) which is equal in length to the remaining term hereunder, less twelve months or less, Tenant shall provide written notice of such intent to Landlord, and Landlord shall have the right, by giving written notice to Tenant within ten (10) days after receipt of Tenant’s notice of any such proposed Transfer, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in Tenant’s notice as the effective date of the proposed Transfer (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). If this Lease shall be cancelled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. Landlord shall have no recapture right if (i) Tenant offers the space for sublease for a term (including renewal options) shorter than the remaining term hereunder, less twelve (12) months, or if (ii) Landlord fails to exercise such right within ten (10) days after receipt of Tenant’s notice of any such proposed Transfer or sublease.

(E)    Terms of Consent. If Landlord consents to a Transfer: (a) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (b) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (c) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease, (d) Tenant shall deliver to Landlord promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (e) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall within thirty (30) days after demand pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit. Any sublease hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any sublease, Landlord shall either: (i) treat such sublease as canceled and repossess the Subject Space by any lawful means provided that the document in which Landlord consented to such Transfer provides for such a right, or (ii) require that such subtenant attorn to and recognize Landlord as its landlord under any such sublease. If Tenant shall Default and fail to cure within the time permitted for cure under Article 23(A), Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

(F)    Certain Transfers. For purposes of this Lease, the term “Transfer” shall also include (a) if Tenant is a partnership, limited liability company or similar entity, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners or members, or a sale, assignment, mortgage, hypothecation, pledge or other transfer of a majority of partnership or membership interests, within a twelve (12) month period, or the dissolution of the partnership or other entity, and (b) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, or within a twelve (12) month period, the sale, assignment, or other transfer of more than an aggregate of fifty percent (50%) of Tenant’s net assets. For purposes of this Lease, the term “Transfer” shall not include the transfer or sale of any of Tenant’s stock, or the stock of any affiliate of Tenant, on a nationally recognized stock exchange.

(G)    Related Entities. Notwithstanding anything to the contrary in this Article 21, Tenant may, upon not less than five (5) days prior written notice to Landlord, permit any corporations or other business entities which are controlled by, or are under common control with Tenant (a “Related Entity”) to sublet all or part of the Premises or receive an assignment of the Lease, provided that (i) Tenant shall not be in default under this Lease, (ii) prior to such subletting or assignment, as the case may be, Tenant furnishes Landlord with the name of any such Related Entity, together with a certification of Tenant, and such other proof as Landlord may reasonably request, that such subtenant or assignee, as the case may be, is a Related Entity of Tenant and continues to remain such during the Term. Landlord shall have the right, at any reasonable time, to examine such books and records of Tenant as may be necessary to establish that such sublessee or assignee, as the case may be, remains a Related Entity of Tenant. Such subletting or assignment shall not relieve Tenant of any of Tenant’s liability or obligations under this Lease. For the purposes hereof, “control” shall mean the power to directly or indirectly direct or cause the direction of the management or policies of such corporation or entity. In addition, Landlord’s consent shall not be required with respect to a Transfer resulting from transactions with a business entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation, or transfer, and (iii) proof satisfactory to Landlord or such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction.

ARTICLE 22

Rights Reserved By Landlord

Except to the extent expressly limited herein, Landlord reserves full rights to control the Property (which rights may be exercised without subjecting Landlord to claims for constructive eviction, abatement of Rent, damages or other claims of any kind), including more particularly, but without limitation, the following rights:

(A) To change the name or street address of the Property (in which case Landlord shall reimburse Tenant for the reasonable costs incurred by Tenant for new stationery); install and maintain signs on the exterior and interior of the Property; retain at all times, and use in appropriate instances, keys to all doors within and into the Premises; grant to any Person the right to conduct any business or render any service at the Property, whether or not it is the same or similar to the use permitted Tenant by this Lease provided such business is commensurate with businesses conducted by tenants of Comparable Buildings; and have access for Landlord and other tenants of the Property to any mail chutes located on the Premises according to the rules of the United States Postal Service. Notwithstanding the foregoing, as long as Tenant is itself then occupying at least two (2) full floors in the Building, Landlord shall not name the Building after any direct competitor of Tenant.

(B) To enter the Premises at reasonable hours for reasonable purposes, including inspection and supplying cleaning service or other services to be provided Tenant hereunder, to show the Premises to current and prospective mortgage lenders, ground lessors, insurers, and prospective purchasers, tenants and brokers, at reasonable hours upon reasonable prior notice (provided, however, Landlord may not show the Premises to prospective tenants or their brokers until the last year of the term), and if Tenant shall abandon the Premises for a period of one hundred eighty (180) days, at any time, or shall vacate the same during the last three (3) months of the Term, to decorate, remodel, repair, or alter the Premises.

(C) To limit or prevent access to the Property, shut down elevator service, activate elevator emergency controls, or otherwise take such action or preventative measures reasonably deemed necessary by Landlord for the safety of tenants or other occupants of the Property or the protection of the Property and other property located thereon or therein, in case of fire, invasion, insurrection, riot, civil disorder, public excitement or other dangerous condition, or threat thereof.

(D) To decorate and to make alterations, additions and improvements, structural or otherwise, in or to the Property or any part thereof, and any adjacent building, structure, parking facility, land, street or alley (including without limitation changes and reductions in corridors, lobbies, parking facilities and other public areas and the installation of kiosks, planters, sculptures, displays, escalators, mezzanines, and other structures, facilities, amenities and features therein, and changes for the purpose of connection with or entrance into or use of the Property in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed), provided, however, Landlord shall maintain the Property in a condition equal to that of Comparable Buildings. In connection with such matters, or with any other repairs, maintenance, improvements, or alterations, in or about the Property, Landlord may erect scaffolding and other structures reasonably required, and during such operations may enter upon the Premises and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may close public entry ways, other public areas, restrooms, stairways or corridors. Further, in connection with such matters, Landlord shall make commercially reasonable efforts not to interfere with Tenant’s use of or access to the Premises in any material respect.

In connection with entering the Premises to exercise any of the foregoing rights, Landlord shall: (a) provide reasonable advance written or oral notice to Tenant’s on-site manager or other appropriate person (except in emergencies, or for routine cleaning or other routine matters), and (b) take reasonable steps to minimize any interference with Tenant’s business.

ARTICLE 23

Landlord’s Remedies

(A) Default. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant, which if not cured within any applicable time permitted for cure below, shall give rise to Landlord’s remedies set forth in Paragraph (B), below: (i) failure by Tenant to make when due any payment of Rent, unless such failure is cured within ten (10) days after written notice; (ii) failure by Tenant to observe or perform any of the terms or conditions of this Lease to be observed or performed by Tenant other than the payment of Rent, or as provided below, unless such failure is cured within thirty (30) days after written notice, or such shorter period expressly provided elsewhere in this Lease (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within such period and thereafter reasonably seeks to cure such failure to completion); (iii) failure by Tenant to comply with the Rules, unless such failure is cured within five (5) days after written notice (provided, if the nature of Tenant’s failure is such that more time is reasonably required in order to cure, Tenant shall not be in Default if Tenant commences to cure within period and thereafter reasonably seeks to cure such failure to completion); (iv) abandonment of the Premises; (v) (a) making by Tenant or any guarantor of this Lease (“Guarantor”) of any general assignment for the benefit of creditors, (b) filing by or against Tenant or any Guarantor of a petition to have Tenant or such Guarantor adjudged a bankrupt or a petition for reorganization or arrangement under any Law relating to bankruptcy (unless, in the case of a petition filed against Tenant or such Guarantor, the same is dismissed within sixty (60) days, (c) appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days, (d) attachment, execution or other judicial seizure of substantially all of Tenant’s assets located on the Premises or of Tenant’s interest in this Lease, (e) Tenant’s or any Guarantor’s convening of a meeting of its creditors or any class thereof for the purpose of effecting a moratorium upon or composition of its debts, or (f) Tenant’s or any Guarantor’s insolvency or admission of an inability to pay its debts as they mature; (vi) any material misrepresentation herein, or material misrepresentation or omission in any financial statements or other materials provided by Tenant or any Guarantor in connection with negotiating or entering this Lease or by Tenant or any Guarantor in connection with any Transfer under Article 21; and (vii) cancellation of any guaranty of this Lease by any Guarantor. Failure by Tenant to comply with the same monetary term or condition of this Lease on three occasions during any twelve (12) month period shall cause any failure to comply with such term or condition during the succeeding twelve (12) month period, at Landlord’s option, to constitute an incurable Default, if Landlord has given Tenant notice of each such failure within ten (10) days after each such failure occurs. The notice and cure periods provided herein are in lieu of, and not in addition to, any notice and cure periods provided by Law.

(B) Remedies. If a Default occurs and is not cured within any applicable time permitted under Paragraph (A), Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative with and in addition to any other right or remedy allowed under any Law, or other provisions of this Lease:

(i)	Landlord may terminate this Lease, repossess the Premises by detainer suit, summary proceedings or other lawful means, and recover as damages a sum of money equal to: (a) any unpaid Rent as of the termination date including interest at the Default Rate (as defined in Article 25), (b) any unpaid Rent which would have accrued after the termination date through the time of award including interest at the Default Rate, less such loss of Rent that Tenant proves could have been reasonably avoided, (c) any unpaid Rent which would have accrued after the time of award during the balance of the Term, less such loss of Rent that Tenant proves could be reasonably avoided, and (d) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease, including without limitation all Costs of Reletting (as defined in Paragraph E). For purposes of computing the amount of Rent herein that would have accrued after the time of award, Tenant’s Prorata Share of Taxes and Operating Expenses shall be projected, based upon the average rate of increase, if any, in such items from the Commencement Date through the time of award.

(ii)

If Applicable Law permits, Landlord may terminate Tenant’s right of possession and repossess the Premises by detainer suit, summary proceedings or other lawful means, without terminating this Lease (and if such Law permits, and Landlord shall not have expressly terminated the Lease in writing, any termination shall be deemed a termination of Tenant’s right of possession only). In such event, Landlord may recover:

(a) any unpaid Rent as of the date possession is terminated, including interest at the Default Rate, (b) any unpaid Rent which accrues during the Term from the date possession is terminated through the time of award (or which may have accrued from the time of any earlier award obtained by Landlord through the time of award), including interest at the Default Rate, less any Net Re-Letting Proceeds (as defined in Paragraph E) received by Landlord during such period, and less such loss of Rent that Tenant proves could have been reasonably avoided, and (c) any other amounts necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease, including without limitation, all Costs of Reletting (as defined in Paragraph E). Landlord may bring suits for such amounts or portions thereof, at any time or times as the same accrue or after the same have accrued, and no suit or recovery of any portion due hereunder shall be deemed a waiver of Landlord’s right to collect all amounts to which Landlord is entitled hereunder, nor shall the same serve as any defense to any subsequent suit brought for any amount not theretofore reduced to judgment.

(C) Specific Performance, Collection of Rent and Acceleration. Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Paragraph (B), above or any Law or other provision of this Lease), without prior demand or notice except as required by applicable Law: (i) to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, and (ii) to sue for and collect any unpaid Rent which has accrued. Notwithstanding anything to the contrary contained in this Lease, to the extent not expressly prohibited by applicable Law, in the event of any Default by Tenant not cured within any applicable time for cure hereunder, Landlord may terminate this Lease or Tenant’s right to possession and accelerate and declare that all Rent reserved for the remainder of the Term shall be immediately due and payable (in which event, Tenant’s Prorata Share of Taxes and Operating Expenses for the remainder of the Term shall be projected based upon the average rate of increase, if any, in such items from the Commencement Date through the date of such declaration); provided, Landlord shall, after receiving payment of the same from Tenant, be obligated to turn over to Tenant any actual Net Re-Letting Proceeds thereafter received during the remainder of the Term, up to the amount so received from Tenant pursuant to this provision.

(D) Late Charges and Interest. Tenant shall pay, as additional Rent, a service charge of Two Hundred Dollars ($200.00) for bookkeeping and administrative expenses, if Rent is not received within five (5) days after its due date and after Tenant’s receipt of written notice, if such notice is explicitly required hereunder. In addition, Rent paid more than five (5) days after due shall accrue interest from the due date at the Default Rate (as defined in Article 25), until payment is received by Landlord. Such service charge and interest payments shall not be deemed consent by Landlord to late payments, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled as a result of the late payment of Rent.

(E) Certain Definitions. “Net Re-Letting Proceeds” shall mean the total amount of rent and other consideration paid by any Replacement Tenants, less all Costs of Re-Letting, during a given period of time. “Costs of Re-Letting” shall include without limitation, all reasonable costs and expenses incurred by Landlord for any repairs, maintenance, changes, alterations and improvements to the Premises, brokerage commissions, advertising costs, attorneys’ fees, any customary free rent periods or credits, tenant improvement allowances, take-over lease obligations and other customary, necessary or appropriate economic incentives required to enter leases with Replacement Tenants, and costs of collecting rent from Replacement Tenants. “Replacement Tenants” shall mean any Persons (as defined in Article 25) to whom Landlord relets the Premises or any portion thereof pursuant to this Article.

(F)    Other Matters. No re-entry or repossession, repairs, changes, alterations and additions, reletting, acceptance of keys from Tenant, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or accept a surrender of the Premises, nor shall the same operate to release the Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord or its agent to Tenant. To the fullest extent permitted by Law, all rent and other consideration paid by any Replacement Tenants shall be applied: first, to the Costs of Re-Letting, second, to the payment of any Rent theretofore accrued, and the residue, if any, shall be held by Landlord and applied to the payment of other obligations of Tenant to Landlord as the same become due (with any remaining residue to be retained by Landlord). Rent shall be paid without any prior demand or notice therefor (except as expressly provided herein) and without any deduction, set-off or counterclaim, or relief from any valuation or appraisement laws. Landlord may apply payments received from Tenant to any obligations of Tenant then accrued, without regard to such obligations as may be designated by Tenant. Landlord shall be under no obligation to observe or perform any provision of this Lease on its part to be observed or performed which accrues after the date of any Default by Tenant hereunder not cured within the times permitted hereunder. The times set forth herein for the curing of Defaults by Tenant are of the essence of this Lease. Tenant hereby irrevocably waives any right otherwise available under any Law to redeem or reinstate this Lease.

(G)    Mitigation. In the event of a Default by Tenant, Landlord shall use reasonable efforts as required by applicable law to mitigate its damages and relet the Premises for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease), in such portions and upon such other terms as Landlord in Landlord’s sole discretion shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Landlord may give priority over leasing the Premises to any other space Landlord desires to lease in the Building and shall not be required in any case to offer rent, length of term, or other terms for the Premises which are or would be less favorable to Landlord than those being offered for comparable space of Landlord in the Building.

ARTICLE 24

Landlord’s Right To Cure and Landlord’s Default

(A)    If Tenant defaults in the performance of its obligations under this Lease, Landlord, without waiving such default, shall have the right (but not the obligation), after the expiration of any grace period specifically provided by this Lease, and after an additional one (1) business day written notice to Tenant of Landlord’s right to exercise its self-help rights to perform such obligations at Tenant’s expense, without further notice to Tenant. All actual costs and expenses, including reasonable counsel fees and disbursements, incurred by Landlord performing such obligation shall be deemed to be Rent under this Lease and shall be paid by

Tenant to Landlord within five (5) days of demand, with interest thereon at the Default Rate from the date incurred by Landlord if not so paid within five (5) days of demand.

(B)    If Landlord shall fail to perform any term or provision under this Lease required to be performed by Landlord, Landlord shall not be deemed to be in default hereunder nor subject to any claims for damages of any kind, unless such failure shall have continued for a period of thirty (30) days after written notice thereof by Tenant; provided, if the nature of Landlord’s failure is such that more than thirty (30) days are reasonably required in order to cure, Landlord shall not be in default if Landlord commences to cure such failure within such thirty (30) day period, and thereafter reasonably seeks to cure such failure to completion. The aforementioned periods of time permitted for Landlord to cure shall be extended for any period of time during which Landlord is delayed in, or prevented from, curing due to fire or other casualty, strikes, lock-outs or other labor troubles, shortages of equipment or materials, governmental requirements, power shortages or outages, acts or omissions by Tenant or other Persons, and other causes beyond Landlord’s reasonable control.

If Landlord shall fail to cure within the times permitted for cure herein, Landlord shall be subject to such remedies as may be available to Tenant (subject to the other provisions of this Lease); provided, however, in recognition that Landlord must receive timely payments of Rent and operate the Property, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off or abate Rent.

ARTICLE 25

Captions, Definitions And Severability

The captions of the Articles and Paragraphs of this Lease are for convenience of reference only and shall not be considered or referred to in resolving questions of interpretation. If any term or provision of this Lease shall be found invalid, void, illegal, or unenforceable with respect to any particular Person by a court of competent jurisdiction, it shall not affect, impair or invalidate any other terms or provisions hereof, or its enforceability with respect to any other Person, the parties hereto agreeing that they would have entered into the remaining portion of this Lease notwithstanding the omission of the portion or portions adjudged invalid, void, illegal, or unenforceable with respect to such Person.

(A)    “Building” shall mean the structure identified in Article 1 of this Lease.

(B)    “Default Rate” shall mean the prime rate of interest, as announced by The Wall Street Journal from time to time, plus five percent (5%) per annum, or the highest rate permitted by applicable Law, whichever shall be less.

(C)    “Holder” shall mean the holder of any Mortgage or other instrument to secure debt at the time in question.

(D)    “Holidays” shall mean all federally observed holidays, including New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans’ Day, Thanksgiving Day, Christmas Day.

(E)    “Landlord” and “Tenant” shall be applicable to one or more Persons as the case may be, and the singular shall include the plural, and the neuter shall include the masculine and feminine; and if there be more than one, the obligations thereof shall be joint and several. For purposes of any provisions indemnifying or limiting the liability of Landlord, the term “Landlord” shall include Landlord’s present and future partners, beneficiaries, trustees, officers, directors, employees, shareholders, principals, agents, affiliates, successors and assigns.

(F)    “Law” shall mean all federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable equitable remedies and decisions by courts in cases where such decisions are considered binding precedents in the state in which the Property is located, and decisions of federal courts applying the Laws of such State.

(G)    “Lease Year” shall mean each twelve (12) month annual period, commencing on the Commencement Date, without regard to calendar years.

(H)    “Mortgage” shall mean all mortgages, deeds of trust, and other encumbrances now or hereafter placed upon the Property or Building, or any part thereof, and all renewals, modifications, consolidations, replacements, increases, spreaders or extensions thereof, and all indebtedness now or hereafter secured thereby and all interest thereon and all amounts payable thereunder.

(I)    “Operating Expenses” shall mean all customary expenses, costs and amounts (other than Taxes) of every kind and nature which Landlord shall pay during any calendar year any portion of which occurs during the Term, because of or in connection with the ownership, management, repair, maintenance, restoration and operation of the Property, including without limitation, any amounts paid for: (a) utilities for the Property, including but not limited to electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating, (b) permits, licenses and certificates necessary to operate, manage and lease the Property, (c) insurance applicable to the Property, not limited to the amount of coverage Landlord is required to provide under this Lease, (d) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Property, (e) accounting, legal, inspection, and other customary services provided to Comparable Buildings, (f) any equipment rental (or installment equipment purchase or equipment financing agreements), or management agreements (including the cost of any management fee actually paid thereunder not to exceed management fees of three percent (3%) of gross rents of the Building, as provided in Exhibit C), up to customary and reasonable amounts), (g) wages, salaries and other compensation and benefits (including the fair value of any parking privileges provided) for all persons engaged in the operation, maintenance or security of the Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits, (h) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development, and (i) operation, repair, and maintenance of all Systems and Equipment and components thereof (including replacement of components), janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, riser management, cleaning of walks, parking facilities and building walls, removal of ice and snow, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of shrubs, trees, grass, sod and other landscaped items, irrigation systems, drainage facilities, fences, curbs, and walkways, re-paving and re-striping parking facilities, and roof repairs. If the Property is not at least ninety-five percent (95%) fully occupied during all or a portion of any calendar year, Landlord may, in accordance with sound management practices and generally accepted accounting principles consistently applied, determine the amount of variable Operating Expenses (i.e., those items which vary according to occupancy levels) that would have been paid had the Property been fully occupied, and the amount so determined shall be deemed to have been the amount of variable Operating Expenses for such year. Notwithstanding the foregoing, Operating Expenses shall not, however, include:

(i)	depreciation, interest, and amortization on Mortgages, and other debt costs or ground lease payments, if any; legal fees in connection with leasing, tenant disputes or enforcement of leases; real estate brokers’ leasing commissions; improvements or alterations to tenant spaces; the cost of providing any service directly to and paid directly by, any tenant; any costs expressly excluded from Operating Expenses elsewhere in this Lease; costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Expenses in the year in which received); and

(ii)	capital expenditures, except those: (a) made primarily to reduce Operating Expenses, or to comply with any Laws or other governmental requirements, or (b) for replacements (as opposed to additions or new improvements) of non-structural items located in the common areas of the Property required to keep such areas in good condition; provided, all such permitted capital expenditures (together with financing charges at the lowest reasonable market rate and terms then available to Landlord) shall be amortized for purposes of this Lease over their useful lives; and

(iii)	The items listed on Exhibit C attached hereto.

(J)    “Person” shall mean an individual, trust, partnership, joint venture, association, corporation, and any other entity.

(K)    “Property” shall mean the Building, and any common or public areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, skywalks, parking garages and lots, and any and all other structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located, and any fixtures, machinery, equipment, apparatus, Systems and Equipment, furniture and other personal property located thereon or therein and used in connection therewith, whether title is held by Landlord or its affiliates. Possession of areas necessary for utilities, services, safety and operation of the Property, including the Systems and Equipment (as defined in Article 25), fire stairways, perimeter walls, space between the finished ceiling of the Premises and the slab of the floor or roof of the Property thereabove, and the use thereof together with the right to install, maintain, operate, repair and replace the Systems and Equipment, including any of the same in, through, under or above the Premises in locations that will not materially interfere with Tenant’s use of the Premises, are hereby excepted and reserved by Landlord, and not demised to Tenant.

(L)    “Rent” shall have the meaning specified therefor in Article 3(F).

(M)    “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat,

ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life/safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment for the Property.

(N)    “Taxes” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including without limitation, real estate taxes, general and special assessments, transit taxes, water and sewer rents, taxes based upon the receipt of rent including gross receipts or sales taxes applicable to the receipt of rent or service or value added taxes (unless required to be paid by Tenant under Article 17), personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, Systems and Equipment, appurtenances, furniture and other personal property used in connection with the Property which Landlord shall pay during any calendar year, any portion of which occurs during the Term (without regard to any different fiscal year used by such government or municipal authority) because of or in connection with the ownership, leasing and operation of the Property. Notwithstanding the foregoing, there shall be excluded from Taxes all excess profits taxes, transfer taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Property). If the method of taxation of real estate prevailing at the time of execution hereof shall be, or has been altered, so as to cause the whole or any part of the taxes now, hereafter or heretofore levied, assessed or imposed on real estate to be levied, assessed or imposed on Landlord, wholly or partially, as a capital levy or otherwise, or on or measured by the rents received therefrom, then such new or altered taxes attributable to the Property shall be included within the term “Taxes,” except that the same shall not include any enhancement of said tax attributable to other income of Landlord. Any actual reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the calendar year such expenses are paid. Tax refunds shall be deducted from Taxes in the year they are received by Landlord. If Taxes for any period during the Term or any extension thereof, shall be increased after payment thereof by Landlord, for any reason including without limitation error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Prorata Share of such increased Taxes. Tenant shall pay increased Taxes whether Taxes are increased as a result of increases in the assessment or valuation of the Property (whether based on a sale, change in ownership or refinancing of the Property or otherwise), increases in the tax rates, reduction or elimination of any rollbacks or other deductions available under current law, scheduled reductions of any tax abatement, as a result of the elimination, invalidity or withdrawal of any tax abatement, or for any other cause whatsoever. Notwithstanding the foregoing, if any Taxes shall be paid based on assessments or bills by a governmental or municipal authority using a fiscal year other than a calendar year, Landlord may elect to average the assessments or bills for the subject calendar year, based on the number of months of such calendar year included in each such assessment or bill. All Taxes which are special assessments payable in installments shall be paid over the longest possible period permitted before such assessments become delinquent, however, in such event Taxes shall include any interest or other charges imposed thereon by the taxing authority.

(O)    “Tenant’s Prorata Share” of Taxes and Operating Expenses shall be 18.64% until the 16th Floor Commencement Date, and thereafter, Tenant’s Prorata share shall be 24.85%, provided, however, if Tenant exercises its right to terminate this Lease with respect to the 16th Floor Premises as provided in Article 41 herein, then Tenant’s Prorata Share shall remain 18.64%.

ARTICLE 26

Conveyance By Landlord And Liability

In case Landlord or any successor owner of the Property or the Building shall convey or otherwise dispose of any portion thereof in which the Premises are located, to another Person (and nothing herein shall be construed to restrict or prevent such conveyance or disposition), such other Person shall thereupon be and become landlord hereunder and shall be deemed, subject to the terms of Article 19, to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise after the date of conveyance, and Tenant shall attorn to such other Person, and Landlord or such successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder arising after the date of such conveyance or disposition. The liability of Landlord to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Property or the Premises, shall be limited to the interest of Landlord in the Property and the proceeds from the sale thereof. Tenant agrees to look solely to Landlord’s interest in the Property and the proceeds from the sale thereof for the recovery of any judgment against Landlord, and Landlord shall not be personally liable for any such judgment or deficiency after execution thereon. The limitations of liability contained in this Article shall apply equally and inure to the benefit of Landlord’s present and future members, partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future member of Landlord (if Landlord is a limited liability company), general or limited partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord’s obligations under this Lease.

ARTICLE 27

Indemnification

Except to the extent arising from the intentional misconduct or negligence of Landlord or Landlord’s agents or employees, Tenant shall defend, indemnify and hold harmless Landlord and each Holder from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the Premises or the Parking Space, or caused by or in connection with any violation of this Lease or use of the Premises, the Parking Space or the Property by, or any other act or omission of, Tenant, any other occupant of the Premises, or any of their respective agents, employees, contractors or guests. Without limiting the generality of the foregoing, Tenant specifically acknowledges that the indemnity undertaking herein shall apply to claims in connection with or arising out of any “Work” as described in Article 8, the installation, maintenance, use or removal of any “Lines” located in or serving the Premises as described in Article 29, and the transportation, use, storage, maintenance, generation, manufacturing, handling, disposal, release or discharge of any “Hazardous Material” as described in Article 30 (whether or not any of such matters shall have been theretofore approved by Landlord), except to the extent that any of the same arises from the intentional misconduct or negligent acts of Landlord or Landlord’s agents or employees.

Except to the extent arising from the intentional misconduct or negligent acts of Tenant or Tenant’s agents or employees or prohibited by Law, Landlord shall defend, indemnify and hold Tenant harmless from and against any and all claims, demands, liabilities, damages, judgments, orders, decrees, actions, proceedings, fines, penalties, costs and expenses, including without limitation, court costs and attorneys’ fees arising from or relating to any loss of life, damage or injury to person, property or business occurring in or from the common area of the Property (expressly excluding the Parking Space), or caused by or in connection with any negligent act or omission or violation of this Lease by Landlord, its agents, employees, contractors or guests.

ARTICLE 28

Safety And Security Devices, Services And Programs

The parties acknowledge that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts, or ensure safety of persons or property. The risk that any safety, or security device, service or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests, and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses, as further described in Article 11. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

ARTICLE 29

Communications And Computer Lines

Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively the “Lines”) at the Property in or serving the Premises, provided: (a) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Article 8, (b) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto and good work practices, and shall not interfere with the use of any then existing Lines at the Property, (c) Tenant shall not use a number of spare Lines disproportionate to the Tenant’s Prorata Share of space in the Building, (d) if Tenant at any time uses any equipment that may create an electromagnetic field exceeding the normal insulation ratings of ordinary twisted pair riser cable or cause radiation higher than normal background radiation, the Lines therefor (including riser cables) shall be appropriately insulated to prevent such excessive electromagnetic fields or radiation, (e) Tenant’s rights shall be subject to the rights of any regulated telephone company, and (f) Tenant shall pay all reasonable costs in connection therewith. Landlord shall at all times maintain exclusive control over all risers (including, without limitation, their use) located at the Property but shall provide reasonable access to such risers, which may be through a riser management company. Landlord reserves the right to require that Tenant remedy and subsequently remove any Lines located in or serving the Premises which are installed in violation of these provisions if Tenant is unable to remedy such defects, or which are at any time in violation of any Laws or represent a dangerous or potentially dangerous condition (if such Lines were installed by Tenant or any other party) at the discretion of Tenant, within three (3) days after written notice.

Landlord may (but shall not have the obligation to): (i) install new Lines at the Property (ii) create additional space for Lines at the Property, and (iii) reasonably direct, monitor and/or supervise, through a riser management company, if Landlord so elects, the installation, maintenance, replacement and removal of, the allocation and periodic re-allocation of available space (if any) for, and the allocation of excess capacity (if any) on, any Lines now or hereafter installed at the Property by Landlord, Tenant or any other party (but Landlord shall not monitor or control the information transmitted through such Lines). Such rights shall not be in limitation of other rights that may be available to Landlord by Law or otherwise. If Landlord exercises any such rights, Landlord may charge Tenant for the costs attributable to Tenant, or may include those costs and all other costs in Operating Expenses under Article 25 (including without limitation, costs for acquiring and installing Lines and risers to accommodate new Lines and spare Lines, any associated computerized system and software for maintaining records of Line connections, riser management fees, and the fees of any consulting engineers and other experts); provided, any capital expenditures included in Operating Expenses hereunder shall be amortized (together with reasonable finance charges) over the period of time prescribed by Article 25.

Except to the extent arising from the intentional or negligent acts of Landlord or Landlord’s agents or employees, Landlord shall have no liability for damages arising from, and Landlord does not warrant that the Tenant’s use of any Lines will be free from the following (collectively called “Line Problems”): (x) any eavesdropping or wire-tapping by unauthorized parties not controlled by Landlord, (y) any failure of any Lines to satisfy Tenant’s requirements, or (z) any shortages, failures, variations, interruptions, disconnections, loss or damage caused by the installation, maintenance, replacement, use or removal of Lines by or for other tenants or occupants at the Property, by any failure of the environmental conditions or the power supply for the Property to conform to any requirements for the Lines or any associated equipment, or any other problems associated with any Lines by any other cause. Under no circumstances shall any Line Problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of loss of profits, business interruption or other consequential damage arising from any Line Problems. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 30

Hazardous Materials

Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release or discharge any “Hazardous Material” (as defined below) upon or about the Property, nor permit Tenant’s employees, agents, contractors, and other occupants of the Premises to engage in such activities upon or about the Property. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily used in offices (or such other business or activity expressly permitted to be undertaken in the Premises under Article 6), provided: (a) such substances shall be used and maintained only in such quantities as are reasonably necessary for such permitted use of the Premises, strictly in accordance with applicable Law and the manufacturers’ instructions therefor, (b) such substances shall not be disposed of, released or discharged on the Property, and shall be transported to and from the Premises, and the Parking Space, in compliance with all applicable Laws, and as Landlord shall reasonably require, (c) if any applicable Law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal directly with a qualified and licensed disposal company at a lawful disposal site (subject to scheduling and approval by Landlord), and shall ensure that disposal occurs frequently enough to prevent unnecessary storage of such substances in the Premises, and the Parking Space, and (d) any remaining such substances shall be completely, properly and lawfully removed from the Property upon expiration or earlier termination of this Lease (substances in compliance with this sentence are hereinafter called “Permitted Substances”).

To the extent Tenant becomes aware or receives notice, Tenant shall promptly notify Landlord of: (i) any enforcement, cleanup or other regulatory action taken or threatened by any governmental or regulatory authority with respect to the presence of any Hazardous Material on the Premises, or the Parking Space or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party against Tenant, the Premises or the Parking Space relating to any loss or injury resulting from any Hazardous Material, (iii) any release, discharge or nonroutine, improper or unlawful disposal or transportation of any Hazardous Material on or from the Premises or the Parking Space, and (iv) any matters where Tenant is required by Law to give a notice to any governmental or regulatory authority respecting any Hazardous Materials on the Premises or the Parking Space. Landlord shall have the right (but not the obligation) to join and participate, as a party, in any legal proceedings or actions affecting the Premises, or the Parking Space, initiated in connection with any environmental, health or safety Law. At such times as Landlord may reasonably request, Tenant shall provide Landlord with a written list identifying any Hazardous Material then used, stored, or maintained upon the Premises or the Parking Space (excluding Permitted Substances), the use and approximate quantity of each such material, a copy of any material safety data sheet (“MSDS”) issued by the manufacturer therefor, written information concerning the removal, transportation and disposal of the same, and such other information as Landlord may reasonably require or as may be required by Law. The term “Hazardous Material” for purposes hereof shall mean any chemical, substance, material or waste or component thereof which is now or hereafter listed, defined or regulated as a hazardous or toxic chemical, substance, material or waste or component thereof by any federal, state or local governing or regulatory body having jurisdiction, or which would trigger any employee or community “right-to-know” requirements adopted by any such body, or for which any such body has adopted any requirements for the preparation or distribution of an MSDS.

If any Hazardous Material is released, discharged or disposed of by Tenant or any other occupant of the Premises, or their employees, agents or contractors, on or about the Property in violation of the foregoing provisions, Tenant shall immediately, properly and in compliance with applicable Laws clean up and remove the Hazardous Material from the Property and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord), at Tenant’s expense. Such clean up and removal work shall be subject to Landlord’s prior written approval (except in emergencies), and shall include, without limitation, any testing, investigation, and the preparation and implementation of any remedial action plan required by any governmental body having jurisdiction or reasonably required by Landlord. If Tenant shall fail to comply with the provisions of this Article within five (5) days after written notice by Landlord, or such shorter time as may be required by Law or in order to minimize any hazard to Persons or property, Landlord may (but shall not be obligated to) arrange for such compliance directly or as Tenant’s agent through contractors or other parties selected by Landlord, at Tenant’s expense (without limiting Landlord’s other remedies under this Lease or applicable Law). If any Hazardous Material is released, discharged or disposed of on or about the Property and such release, discharge or disposal is not caused by Tenant or other occupants of the Premises, or their employees, agents or contractors, such release, discharge or disposal shall be deemed casualty damage under Article 10 to the extent that the use and occupancy of the Premises, the Parking Space, or common areas serving the Premises are impaired thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under Article 10. To the extent that any Hazardous Materials in the Property (other than those released, discharged, or disposed of by Tenant, or its employees, agents, or contractors) are required to be remediated by order of any governmental authority pursuant to any Law, then Landlord at no cost to Tenant shall promptly remediate or cause remediation of such Hazardous Materials, or if such prompt remediation is not commercially reasonable, then Landlord shall so notify Tenant and such condition shall also be treated as casualty damage under Article 10. Landlord hereby represents to Tenant that Landlord has received no written notice of any current violation of Law with respect to any Hazardous Material in the Property.

ARTICLE 31

Miscellaneous

(A)    Each of the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, guardians, custodians, successors and assigns, subject to the provisions of Article 21 respecting Transfers:

(B)    Neither this Lease nor any memorandum of lease or short form lease shall be recorded by Tenant.

(C)    This Lease shall be construed in accordance with the Laws of the state in which the Property is located.

(D)    All obligations or rights of either party arising during or attributable to the period ending upon expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(E) Landlord agrees that, if Tenant timely pays the Rent and performs the terms and provisions hereunder, and subject to all other terms and provisions of this Lease, Tenant shall hold and enjoy the Premises during the Term, free of lawful claims by any Person acting by or through Landlord.

(F) This Lease does not grant any legal rights to “light and air” outside the Premises nor any particular view or cityscape visible from the Premises.

(G) Tenant shall provide Landlord with a copy of Tenant’s audited financial statements within one hundred twenty (120) days after the end of Tenant’s fiscal year or if Tenant does not audit its financial statements, Tenant shall provide Landlord with a certificate from its Chief Financial Officer certifying its then current unaudited financial statements as true, complete, and current.

(H) Tenant represents and warrants to Landlord that as of the Effective Date, there has been no material adverse change in Tenant’s financial condition from the date of the most recent financial statements provided by Tenant to Landlord.

ARTICLE 32

Offer

The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord, but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of five (5) business days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties). During such period and in reliance on the foregoing Landlord may, at Landlord’s option (and shall, if required by applicable Law), deposit any security deposit and Rent (provided that Tenant shall not be required to provide the foregoing until execution and delivery of this Lease), and proceed with any plans, specifications, alterations or improvements, and permit Tenant to enter the Premises, but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord signing and delivering this Lease to Tenant.

ARTICLE 33

Notices

Except as expressly provided to the contrary in this Lease, every notice or other communication to be given by either party to the other with respect hereto or to the Premises or Property, shall be in writing and shall not be effective for any purpose unless the same shall be served personally or by national air courier service, or United States certified mail, return receipt requested, postage prepaid, addressed, if to Tenant, at the address first set forth in the Lease Attention: Lease Administrator, until the Commencement Date, and thereafter to the Tenant at the Premises Attention: Lease Administrator, with a copy to Tenant at 550 West Van Buren Street, Chicago, Illinois 60607, Attention: General Counsel, and if to Landlord, at the address at which the last payment of Rent was required to be made and to Union Tower, LLC, c/o Principal Life Insurance Company, 711 High Street, Des Moines, Iowa 50392-0001, Attention: Darren Kleis, or such other address or addresses as Tenant or Landlord may from time to time designate by notice given as above provided. Every notice or other communication hereunder shall be deemed to have been given as of the third business day following the date of such mailing (or as of any earlier date evidenced by a receipt from such national air courier service or the United States Postal Service) or immediately if personally delivered. Notices not sent in accordance with the foregoing shall be of no force or effect until received by the foregoing parties at such addresses required herein.

ARTICLE 34

Real Estate Brokers

Tenant represents that Tenant has dealt only with U.S. Equities Asset Management, L.L.C. and Jones Lang LaSalle (whose commissions, if any, shall be paid by Landlord pursuant to separate agreement) as broker, agent or finder in connection with this Lease and agrees to indemnify and hold Landlord and its members and agents harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any other broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Lease.

ARTICLE 35

Security Deposit

Tenant shall deposit with Landlord a letter of credit (as described below) in the initial amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) or cash as a security deposit (“Security Deposit”), within five (5) business days after Tenant’s execution and submission of this Lease. The amount of the Security Deposit shall increase to One Million Five Hundred Thousand Dollars ($1,500,000.00) on the earlier of (i) February 1, 2004, or (ii) prior to Tenant’s commencement of any Work in the 17th Floor Premises (as evidenced by Tenant’s bringing in any trades). The letter of credit shall be an unconditional, stand-by, irrevocable non-documentary letter of credit substantially in the form attached hereto as Exhibit D, issued by a federally insured national banking association having offices for banking purposes in the City of Chicago with a net worth in excess of $100,000,000.00 or otherwise reasonably acceptable to Landlord. The letter of credit shall have an expiration date no earlier than the Expiration Date or shall be renewed or replaced annually through the Expiration Date, in which event Tenant shall submit to Landlord original amendments extending the expiration date of the letter of credit (or replacement letters of credit with extended expiration dates), on an annual basis no later than the date that is 30 days prior to the expiration date of the letter of credit then in effect. Failure to so extend the expiration date of the letter of credit through the Expiration Date in the foregoing manner shall constitute a Default under this Lease, entitling Landlord, in addition to all other remedies, to draw down the letter of credit without notice to Tenant and to hold or apply the proceeds thereof as a Security Deposit. The letter of credit shall either be freely transferable or, upon any transfer of Landlord’s interest in the Property, Tenant shall promptly (within ten (10) business days) at Tenant’s expense procure a replacement letter of credit to a new beneficiary designated by Landlord, provided, however, that Tenant shall not be required to incur such transfer fees more than once during any twelve (12) month period.

The Security Deposit shall serve as security for the prompt, full and faithful performance by Tenant of the terms and provisions of this Lease. In the event that Tenant is in Default hereunder and fails to cure within any applicable time permitted under this Lease in excess of amounts owed by Landlord to Tenant (if any), or in the event that Tenant owes any amounts to Landlord upon the expiration of this Lease, Landlord may draw on the Security Deposit and use or apply the whole or any part of the Security Deposit for the payment of Tenant’s obligations hereunder, provided that Landlord shall provide Tenant with concurrent written notice setting forth the amount of the Security Deposit that Landlord intends to draw. The use or application of the Security Deposit or any portion thereof shall not prevent Landlord from exercising any other right or remedy provided hereunder or under any Law and shall not be construed as liquidated damages. In the event the Security Deposit is reduced by such use or application, Tenant shall restore the letter of credit to the then required amount of the Security Deposit within ten (10) days after written notice.

Notwithstanding the foregoing, and provided no Default exists (after expiration of notice and cure periods, if any, expressly provided herein), Tenant shall have the right to reduce the Security Deposit by 20% per Lease Year commencing on April 1, 2006, and on April 1 of each

Lease Year thereafter (e.g., to $1,200,000 on April 1, 2006; to $960,000 on April 1, 2007; to $768,000 on April 1, 2008; and so on). In the event that the Tenant elects to terminate this Lease as to the 16th floor Premises as permitted by Article 41, then such annual 20% reductions shall commence on April 1, 2005 rather than April 1, 2006. However, notwithstanding the foregoing, in no event shall the Security Deposit be reduced to less than two (2) full months Base Rent plus two (2) full months of Taxes and Operating Expenses then payable by Tenant.

If the drawn portion of the Security Deposit is applied to an obligation from Tenant to Landlord, and such amount is sufficient to cure the applicable Default in full by Tenant, then the applied amount shall satisfy such amount in full. If Landlord does not apply such drawn amount to an obligation from Tenant to Landlord, then such drawn amount, to the extent not utilized, shall be considered a cash Security Deposit, the outstanding balance of which shall be returned to Tenant promptly after termination of the Lease. If Landlord draws upon the Security Deposit for any reason not permitted by this Section 35, then Landlord shall be obligated upon at least three (3) business days written notice from Tenant, promptly to deliver such drawn amount to Tenant, and failure to do so shall be deemed a default by Landlord hereunder.

ARTICLE 36

Americans With Disabilities Act

The parties acknowledge that Title III of the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to here as the “ADA”) established requirements for accessibility and barrier removal, and that such requirements may or may not apply to the Premises and Property depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance on the common areas of the Property and in the Building common areas and in the common area lobby restrooms, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises. Landlord shall deliver the Premises to Tenant with all Base Building Work completed in accordance with the ADA. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

ARTICLE 37

Option To Extend

Tenant is hereby granted two (2) options to extend the Term for an additional period of five (5) consecutive years each (an “Extension Period”), on the same terms and conditions in effect under the Lease immediately prior to each Extension Period, except that Tenant shall have no further right to extend after the second Extension Period, and monthly Base Rent during the Extension Periods shall be the then Prevailing Rental Rate. If Tenant exercises an option to extend, such extension shall apply to the entire Premises, including all Expansion Space that has been added to the Premises pursuant to Article 40 hereof. The option to extend may be exercised only by giving Landlord irrevocable and unconditional written notice thereof

(the “Extension Notice”) no earlier than twenty four (24) months and no later than twelve (12) months prior to the commencement of each Extension Period. Such exercise shall, at Landlord’s election, be null and void if Tenant is in Default under the Lease beyond any applicable cure period at the date of such notice or at any time thereafter and prior to commencement of the applicable Extension Period. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period (notwithstanding the absence of an agreement over the Prevailing Rental Rent [as defined below]).

For purposes of this Article 37, “Prevailing Rental Rate” means the average per square foot rental rate per year for all new leases for renewal periods approximately as long as the Extension Period, executed by tenants of similar size, credit quality or stature for similar uses and terms substantially as long as the extension period for similar multi story buildings of comparable quality and age in the vicinity of the Property (“Comparable Buildings”) during the twelve (12) months immediately prior to the date upon which such Prevailing Rental Rate is to become effective, where such renewal rates were not set by the terms of such leases. In all cases, such rates shall take, into consideration the location, quality and age of the building, floor level, extent of leasehold improvements (existing or to be provided), rental abatements, lease takeovers/assumptions, parking charges, commissions, tenant procurement costs, moving expenses and other concessions for the benefit of Tenant, term of lease, extent of services to be provided, distinction between “gross” and “net” lease, base year or amount allowed by Landlord for payment of building operating expenses (expense stop), and the time the particular rental rate under consideration became or is to become effective, or any other relevant term or condition.

If the parties are unable to agree on the Prevailing Rental Rate within one hundred eighty (180) days prior to the commencement of the Extension Period, then the Prevailing Rental Rate shall be determined by appraisal as provided below (the “Appraisal Method”). Landlord and Tenant shall attempt to agree on a single appraiser (the “First Appraiser”) who shall be a member of the American Institute of Real Estate Appraisers, hereinafter referred to as the “Institute” (or any successor association or body of comparable standing if the Institute is not then in existence). If Landlord and Tenant shall fail to agree on the choice of the First Appraiser within ten (10) business days after demand by either party, then each shall select an appraiser within five (5) business days after the expiration of the prior ten (10) business-day period. If either Landlord or Tenant shall fail to appoint an appraiser, then the appraiser appointed by the non-appointing party shall select the second appraiser within five (5) business days after the expiration of the applicable five (5) business-day period referred to above. The two appraisers thus selected shall select, within ten (10) business days after their appointment, a third appraiser (the “Third Appraiser”). If the two appraisers so selected shall be unable to agree on the selection of the Third Appraiser, then either appraiser, on behalf of both, shall request such appointment by the Institute. Any appraiser appointed or selected hereunder shall be a member in good standing of the Institute and hold the highest general designation of membership therein. The determination of the Prevailing Rental Rate by the First Appraiser or the Third Appraiser, if selected as provided herein, shall be binding on Landlord and Tenant.

If the parties elect to use the Appraisal Method, the Prevailing Rental Rate for the Extension Period shall be determined by the First Appraiser or the Third Appraiser, as applicable, based upon customary and usual appraisal techniques of expert appraisers as of the scheduled commencement date of the applicable Extension Period but in conformance with the definition of Prevailing Market Rent provided herein. As used herein, the term “Final Arbiter”

means the First Appraiser or, if selected, the Third Appraiser. Each of Landlord and Tenant shall submit to the Final Arbiter its detailed analysis of its proposed Prevailing Rental Rate. If either Landlord or Tenant fails to submit a proposed Prevailing Rental Rate within ten (10) days of written notice of the selection or appointment of the Final Arbiter, then the Prevailing Rental Rate proposed by the party that has submitted a proposed Prevailing Rental Rate shall be binding on the parties.

The Final Arbiter shall request in writing that Landlord and Tenant provide any supplemental information that may be necessary for the Final Arbiter to render a decision regarding the Prevailing Rental Rate. The Final Arbiter shall hold a hearing, upon not less than ten (10) days written notice to Landlord and Tenant, and not later than twenty (20) days following selection of the Final Arbiter, at which Landlord and Tenant shall have the opportunity to explain and justify the Prevailing Rental Rate proposed by each party. Any party not attending such hearing shall have waived its right to defend its proposal at a hearing provided that such party received prior notice of such hearing. The Final Arbiter shall prepare a written report of his or her determination of the Prevailing Rental Rate and deliver a copy to Landlord and a copy to Tenant within thirty (30) days of the selection or appointment of the Final Arbiter. The Final Arbiter shall select the Prevailing Rental Rate proposed by either Landlord or Tenant and shall not be entitled to choose any other Prevailing Rental Rate or to make a determination based upon the average of the Prevailing Rental Rates proposed by Landlord and Tenant. The determination of the Final Arbiter shall be final and binding upon the parties.

If the Appraisal Method is used to determine the Prevailing Rental Rate, then the reasonable fees and expenses of the appraisers involved in the process, including the fees and expenses of the Final Arbiter, shall be shared equally by Landlord and Tenant.

If Tenant shall fail to exercise the option herein provided, such option shall terminate, and shall be null and void and of no further force and effect. Tenant’s exercise of such option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the option herein provided, then immediately upon such termination, sublease or assignment, the option herein granted to extend the Term, shall simultaneously terminate and become null and void. Time is of the essence of this provision.

ARTICLE 38

Signs

Subject to the conditions of this Article, Tenant shall have the exclusive option to affix a sign bearing its name on the west side of the top of the Building (the “Sign”) to replace the existing sign thereon at no additional monthly or annual fees (other than Rent due hereunder). If Tenant exercises the option herein provided, Tenant shall, at Tenant’s sole cost and expense, remove any existing signage and install the Sign, and Tenant shall maintain same at Tenant’s expense, which maintenance obligation shall be subject to all the provisions of this Lease, including, without limitation, Article 9. If Tenant fails to maintain same to Landlord’s reasonable satisfaction, Landlord may perform such maintenance after reasonable prior written notice to Tenant and charge Tenant, as additional Rent, for the actual costs and expenses incurred by Landlord in maintaining same. The following provisions shall apply to Tenant’s sign rights:

(A) All aspects of Tenant’s signage, including, without limitation, the location, size, design, materials, construction, proposed means of installation, exact location, illumination, content and color thereof, shall be subject to Landlord’s approval, which may not be unreasonably withheld. All aspects of Tenant’s signage shall comply with all applicable Laws, codes and ordinances. In addition, Landlord shall be entitled to consider the existence, size and location of other structures, other signs, and the proximity of the Sign to the perimeter of the roof in determining whether to approve the proposed location of the Sign. Tenant shall not install any sign or make any alterations, additions or improvements to any sign, until Landlord has approved in writing professionally prepared sign plans submitted by Tenant showing the design, size, content, color and quality of materials of the sign, and whether it will be illuminated, and Tenant has obtained any permits or approvals required by applicable Law. Without limitation on the foregoing, in no event will the Sign contain flashing or blinking lights or bulbs.

(B) The sign rights granted in this Article 38 are personal to Tenant. Under no circumstances whatsoever shall the assignee under a partial assignment of the Lease or an assignee of an assignment of Tenant’s entire interest in the Lease, or a subtenant under a sublease of the Premises, have or enjoy any of the sign rights granted in this Article 38, unless such assignee or sublessee has been approved by Landlord in accordance with this Lease and occupies (and continues thereafter to occupy) at least two (2) full floors in the Building. If such conditions are not satisfied, then Landlord shall have the option to terminate Tenant’s right to use the Sign by written notice to Tenant, and in such event, the Base Rent shall be reduced by $3,000.00 per month (or, alternatively, by $5,000.00 per month if Tenant has exercised its termination option in writing as provided in Article 41 of this Lease) effective as of the date such Sign is removed from the Building, however, Landlord shall have the right at its sole option not to terminate Tenant’s signage right and to continue to collect such $3,000 or $5,000, as the case may be. Upon termination of this Lease or Tenant’s earlier vacation of the Premises or written request, Landlord shall, at Tenant’s sole cost, remove the Sign and make any necessary repairs to the Property caused by the installation or removal of same.

(C) Notwithstanding anything in this Article to the contrary, Tenant’s sign right with respect to the Sign shall not commence prior to the Effective Date.

(D) Tenant shall have the non-exclusive right to have Tenant’s name on the Building directory and on the exterior monument sign, at no cost to Tenant, provided that such right shall be subject to (A) and (B) of this Article 38, and further provided that Tenant’s name on the monument and Building directory signage shall be consistent in size and format with identification of other tenants.

(E) Landlord shall not permit any other occupant of the Building who is a direct competitor of Tenant to affix any sign to the top of the Building, and as long as Tenant is occupying at least two (2) full floors, Landlord shall not list any of the following firms on the monument sign located outside of the Building: FTI Consulting, Navigant Consulting, or Alex Partners.

ARTICLE 39

Parking

Landlord hereby grants to Tenant and persons designated by Tenant a license to use one (1) parking space per floor contained within the Premises from time to time (the “Parking

Spaces”) in the parking area of the Building. Tenant shall notify Landlord in writing prior to the Commencement Date whether Tenant has elected to use all three (3) spaces initially; and if Tenant elects to do so, Tenant shall initially pay $335 per month per space for the Parking Spaces Tenant has elected to use, which shall be due and payable at the same time as Base Rent under this Lease. If Tenant elects not to use any or all of such three (3) spaces initially, Tenant shall still have the option to notify Landlord that Tenant has elected to resume use of such spaces, provided that Landlord receives written notice of such election at least ninety (90) days before such use resumes. If Tenant so notifies Landlord, then Tenant shall be required to continue to use such Parking Spaces for at least twelve (12) continuous months. Notwithstanding the foregoing, a fourth (4th) parking space shall be available to Tenant when Tenant commences Construction of the 16th Floor Premises. The monthly charge for the Parking Spaces shall be modified on an annual basis to reflect the prevailing market rate charged by Landlord for Parking Spaces in the parking area of the Building. Tenant shall at all times comply with all Laws respecting Tenant’s use of the parking areas of the Building. Except for intentional acts or gross negligence, Landlord shall have no liability whatsoever for any damage to property or any other items located in the parking areas of the Building, nor for any personal injuries or death arising out of any matter relating to the parking areas of the Building and Tenant’s use thereof, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant’s employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the parking areas of the Building. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord’s agents. Landlord reserves the right to adopt, modify and enforce reasonable Rules governing the use of the parking areas of the Building, including any key-card, sticker or other identification or entrance system, and hours of operation. Landlord may refuse to permit any person who violates such Rules to park at the Building, and violation of such Rules shall subject the car to removal from the Property. Landlord reserves the right to assign specific spaces and to reserve spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved spaces. Landlord also reserves the right to close all or any portion of the parking areas in order to make repairs or perform maintenance services to the Building or the parking areas of the Building, or to alter, modify, re-stripe or renovate the parking areas, provided, however, Landlord will notify Tenant in writing prior to commencing any Work in the parking garage which would prevent Tenant from using any of its Parking Spaces, and if Tenant is prevented from using such Parking Spaces for two (2) consecutive business days or more due to such Work, then thereafter Tenant’s monthly parking charges shall abate on a day-by-day basis with respect to such unusable Parking Spaces until Tenant is able to resume such use. Landlord reserves the right to monitor Tenant’s usage of the Parking Space and remove or refuse entrance to any vehicles which exceed the number of spaces provided to Tenant in this Article.

The rights to the Parking Spaces provided herein are personal to Tenant. Under no circumstance whatsoever shall the assignee under a complete or partial assignment of the Lease, or a subtenant under a complete or partial sublease of the Premises, have any rights with respect to the Parking Spaces unless such assignee or sublessee is a Permitted Transferee (as defined herein).

ARTICLE 40

Expansion Option

Subject to the terms hereof, Tenant shall have the ongoing expansion option set forth in this Article 40 with respect to the “Expansion Space.” Landlord hereby grants Tenant the option (the “Expansion Option”) to lease the 6th, 7th, 10th, and 15th floors (the “Expansion Space”) of the Building, effective at such time as any portion of the Expansion Space is “available to lease,” on the same terms and conditions in effect under this Lease, except as otherwise provided herein and except that the monthly Base Rent with respect to the Expansion Space or applicable portion thereof shall be the then Prevailing Rental Rate (as defined below). The term “available to lease” means the date that the applicable portion of the Expansion Space is not subject to a lease or sublease (or renewal thereof) by any occupant of the Building. In the event that Tenant terminates this Lease with respect to the 16th Floor Premises as permitted by Article 41, then the Expansion Space shall be deemed to include the 16th floor but not the 15th floor of the Building. If Tenant timely exercises any Expansion Option, the Expansion Space or applicable portion thereof shall be added to and become a part of the Premises demised under this Lease, effective on the Expansion Date. The lease term of the Expansion Space shall expire on the Expiration Date as provided below.

Landlord shall give Tenant written notice (“Landlord’s Notice”) of the Expansion Date (the “Expansion Date”) with respect to any portion of the Expansion Space which will be available to Lease not less than six (6) months nor more than one (1) year prior to the Expansion Date. If Tenant elects to exercise any Expansion Option, Tenant must deliver written notice thereof (the “Expansion Option Notice”) to Landlord within fifteen (15) business days of Tenant’s receipt of Landlord’s Notice, otherwise Tenant shall be deemed to have waived its right to exercise the Expansion Option with respect to the portion of the Expansion Space described in the Landlord’s Notice. Tenant shall be required to respond to the Expansion Option with respect to all of the Expansion Space described in Landlord’s Notice. Time shall be of the essence with respect to Tenant’s exercise of any Expansion Option. In the event that Tenant timely exercises an Expansion Option, the Expansion Space or applicable portion thereof shall be added to and become a part of the Premises demised under this Lease as of the applicable Expansion Commencement Date.

Tenant’s right to exercise any Expansion Option shall be subject to the following terms and conditions:

(i)

Delivery of Space. Landlord shall deliver the applicable Expansion Space to Tenant on the applicable Expansion Date. If Landlord shall be unable to deliver possession of the Expansion Space or applicable portion thereof on the applicable Expansion Date for any reason beyond Landlord’s reasonable control, such as holdover by a prior tenant thereof, Landlord shall not be subject to any liability, nor shall the validity of this Lease or the obligations of Tenant hereunder be thereby affected. In such event, rent with respect to the Expansion Space or applicable portion thereof shall be abated until the occurrence of the Expansion Commencement Date after Landlord legally delivers the same to Tenant, as Tenant’s sole recourse. In the event that the Expansion Premises are not delivered to Tenant within one hundred twenty (120) days after the Expansion Date, Tenant shall thereafter have the right to revoke its exercise of the

Expansion Option with respect to such space, upon written notice to Landlord delivered prior to the date on which delivery of the Expansion Premises occurs.

(ii)	Miscellaneous. Tenant’s exercise of any Expansion Option shall not operate to cure any default by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If the Lease or Tenant’s right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise any Expansion Option, or if Tenant shall have subleased or assigned all or any portion of the Premises except to a Related Entity, then immediately upon such termination, sublease or assignment, any remaining Expansion Option shall simultaneously terminate and become null and void. The options set forth in this Article 40 are personal to Tenant. Except for Related Entities under no circumstances whatsoever shall the assignee under a partial assignment of the Lease or an assignee of Tenant’s entire interest in the Lease, or a subtenant under a sublease of the Premises, have any right to exercise any option granted herein.

(iii)	Terms. The Expansion Space or applicable portion thereof shall be leased in its then existing, “as-is” condition and otherwise on the terms and conditions of this Lease, except (1) the rentable area of the Premises shall be increased as of the Expansion Date by the rentable area of the Expansion Space or applicable portion thereof; (2) Tenant’s Prorata Share shall be increased as of the Expansion Date to reflect the addition of the Expansion Space or applicable portion thereof to the Premises; (3) effective on the earlier of the date Tenant occupies the applicable Expansion Space for the purpose of conducting its business therefrom, or the one hundred twentieth (120th) day after the Expansion Date (the “Expansion Commencement Date”), the Annual Base Rent due under this Lease shall be increased by an amount equal to the product of (x) the rentable square feet of the Expansion Space or applicable portion thereof; and (y) the Prevailing Rental Rate then in effect; (4) Tenant shall commence paying Rent for the Expansion Space or applicable portion thereof as of the Expansion Commencement Date; and (5) the Expiration Date of the Term with respect to the applicable Expansion Space shall be the same as the Expiration Date with respect to the entire Premises.

(iv)	Default. Tenant’s exercise of its option with respect to any Expansion Space shall be null and void if, as of the date of the exercise of any Expansion Option by Tenant, Tenant is in default under this Lease.

(v)

Prevailing Rental Rate. For purposes of this Article 40, “Prevailing Rental Rate” means the average per square foot rental rate per year for all leases for periods approximately as long as the term of the leasing of the Expansion Space or applicable portion thereof, executed by tenants of similar size, credit, quality or stature for similar uses and lengths of time for similar multi-story buildings in the vicinity of the Property during the twelve (12) months immediately prior to the date upon which such

Prevailing Rental Rate is to become effective where such rates were not set by the terms of such leases. In all cases, such rates shall take into consideration the location, quality and age of the building, floor level, extent of leasehold improvements (existing or to be provided), rental abatements, lease takeovers/assumptions, parking charges, commissions, tenant procurement costs, moving expenses and other concessions for the benefit of Tenant, term of lease, extent of services to be provided, distinction between “gross” and “net” lease, base year or amount allowed by Landlord for payment of building operating expenses (expense stop), and the time the particular rental rate under consideration became or is to become effective, or any other relevant term or condition. If the parties are unable to agree on the Prevailing Rental Rate within sixty (60) days prior to the commencement of the leasing of the Expansion Space, either party may request that the Prevailing Rental Rate be determined by the Appraisal Method set forth in Article 37. Such determination shall be final and binding upon the parties.

(vi)	Term of Expansion Option. Notwithstanding (iii)(5) of this Article 40, if less than thirty-six (36) full months will remain in the Term after the Expansion Commencement Date, then as a condition precedent to Tenant’s expansion rights hereunder, Tenant must agree to extend the Expiration Date of the Term with respect to the entire Premises (i.e., including both the Expansion Space and entire remaining Premises) to the date which is at least thirty-six (36) months after the Expansion Commencement Date.

ARTICLE 41

Termination Option

Notwithstanding the foregoing, provided no Default exists hereunder (after any notice and cure periods explicitly provided herein), Tenant is hereby granted a right to terminate this Lease with respect to the 16th Floor Premises only, subject to the following terms and limitations:

(i)	Tenant notifies Landlord in writing of such election to terminate no later than July 31, 2004; and

(ii)	If Tenant timely exercises such option, the Base Rent shall be as stated in Exhibit B-2 hereof.

Notwithstanding the foregoing, Tenant shall have the option to waive its rights under this Article 41 by written notice to Landlord, in which event this Article 41 shall have no further force or effect and upon Landlord’s receipt of this notice, Tenant shall be permitted to commence its Work in the 16th Floor Premises, pursuant to the Tenant Improvement Workletter attached hereto as Exhibit E.

ARTICLE 42

Exculpation

Notwithstanding anything to the contrary in this Lease, and except with respect to the Security Deposit or as may be explicitly agreed in writing after the date hereof, it is expressly understood and agreed that Tenant is a limited liability company and (a) Tenant shall be personally liable for the payment and performance of the duties, responsibilities, liabilities and obligations of Tenant under this Lease to the extent (but only to the extent) of the assets of Tenant (specifically excluding the assets of any of the past, present or future members of Tenant or any past, present or future shareholder of any corporate member of Tenant, except for any such member’s or shareholder’s interest in any then undistributed assets of Tenant and sales proceeds thereof), (b) none of the past, present or future members of Tenant or past, present or future shareholders of any of the corporate members of Tenant shall be personally liable for the payment or performance of any such duties, responsibilities, liabilities or obligations, (c) no past, present or future member of Tenant or past, present or future shareholders of any corporate member of Tenant shall be named as a party in any suit or other judicial proceeding of any kind or nature whatsoever brought against Tenant with respect to this Lease, except to the extent necessary to secure jurisdiction of Tenant, and any such suit or other judicial proceeding shall be limited to the enforcement of the rights of Landlord with respect to the then undistributed assets (and sales proceeds thereof) of Tenant, and (d) no attachment, execution or other write of process shall be sought, issued or levied upon any assets, property or funds of any of the past, present or future members of Tenant or past, present or future shareholder of any corporate member of Tenant, except for any such member’s or shareholder’s interest in any then undistributed assets (and sales proceeds thereof) of Tenant. For the purposes of this Section, no portion of the assets of any employee benefit plans maintained by Tenant for the benefit of any present, future or former members or employees of Tenant shall be deemed to be assets of Tenant.

ARTICLE 43

Entire Agreement

This Lease, together with Rider One, Exhibit A, Exhibit B, Exhibit C, Exhibit D, Exhibit E, and Exhibit F, WHICH ARE HEREBY INCORPORATED WHERE REFERRED TO HEREIN AND MADE A PART HEREOF AS THOUGH FULLY SET FORTH, contains all the terms and provisions between Landlord and Tenant relating to the matters set forth herein and no prior or contemporaneous agreement or understanding pertaining to the same shall be of any force or effect, except any such contemporaneous agreement specifically referring to and modifying this Lease, signed by both parties. Without limitation as to the generality of the foregoing, Tenant hereby acknowledges and agrees that Landlord’s leasing agents and field personnel are only authorized to show the Premises and negotiate terms and conditions for leases subject to Landlord’s final approval, and are not authorized to make any agreements, representations, understandings or obligations, binding upon Landlord, respecting the condition of the Premises or Property, suitability of the same for Tenant’s business, or any other matter, and no such agreements, representations, understandings or obligations not expressly contained herein or in such contemporaneous agreement shall be of any force or effect. Neither this Lease, nor any Riders or Exhibits referred to above may be modified, except in writing signed by both parties.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD: UNION TOWER, LLC, a Delaware limited liability company

By:	Union Tower II, LLC, a Delaware limited liability company, its sole member

By:	Principal Life Insurance Company, an Iowa corporation, its member, solely on behalf of its Real Estate Separate Account

By:	/s/ DARREN J. KLEIS

Darren J. Kleis Investment Director – Asset Management JAN 09 2004

By:	/s/ VANCE VOSS

Vance K. Voss Assistant Managing Director Asset Management JAN 09 2004

TENANT: HURON CONSULTING GROUP LLC, a Delaware limited liability compan

By:	/s/ GARY L. BURGE

Name: Gary L. Burge Title: Chief Financial Officer

RIDER ONE

RULES

In the event of direct conflict between the Lease and these Rules, the terms of the Lease shall control and govern.

(1) On Saturdays (except between the hours of 8:00 a.m. and 1:00 p.m.), Sundays and Holidays, and on other days between the hours of 6:00 P.M. and 8:00 A.M. the following day, or such other hours as Landlord shall determine from time to time, access to the Property and/or to the passageways, entrances, exits, shipping areas, halls, corridors, elevators or stairways and other areas in the Property may be restricted and access gained by use of a key to the outside doors of the Property, or pursuant to such security procedures Landlord may from time to time impose. All such areas, and all roofs, are not for use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the reasonable judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Property and its tenants provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals in the normal course of Tenant’s business unless such persons are engaged in activities which are illegal or violate these Rules. No Tenant and no employee or invitee of Tenant shall enter into areas reserved for the exclusive use of Landlord, its employees or invitees. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

(2) Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Property, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing. Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

(3) Tenant shall not use the name of the Property for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Property, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express consent in writing. Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to use pictures of its signage on the Building in its promotional materials, and Landlord will not unreasonably withhold, condition, or delay its consent to such use as long as such use is not derogatory to the reputation of the Building.

(4) Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls. Blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof is first approved by the Landlord.

(5) Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Property only at times and in the manner reasonably designated by Landlord, in compliance with all Laws, and always at the Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours if an attendant or special operations are required in Landlord’s discretion. All damage done to the Property by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Landlord may inspect items brought into the Property or Premises with respect to weight or dangerous nature. Landlord may require that all furniture, equipment, cartons and similar articles removed from the Premises or the Property be listed and a removal permit therefor first be obtained from Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Property, any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall not allow anything (including without limitation, portable carts, signs, placards, and billboards) to remain in or obstruct in any way, any lobby, plaza, corridor, sidewalk, passageway, entrance, exit, hall, elevator, escalator, stairway, shipping area, or other area. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste that are at any time being taken from the Premises directly to the areas designated for disposal. Tenant shall cause trash and rubbish to be deposited only in receptacles approved or designated by Landlord. Any hand-carts used at the Property shall have rubber wheels and side guards and no other material handling equipment may be brought upon the Property except as Landlord shall approve in writing in advance.

(6) Tenant shall not overload any floor or part thereof in the Premises, or Property, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may direct and control the location of safes and all other heavy articles and require supplementary supports at Tenant’s expense of such material and dimensions as Landlord may deem necessary based on advice from Landlord’s engineer to properly distribute the weight.

(7) Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than two keys for one lock are desired, Landlord will provide them upon reasonable payment therefor by Tenant. Tenant, upon termination of its tenancy, shall deliver to the Landlord all keys of offices, rooms and toilet rooms which have been furnished Tenant or which the Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

(8) If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the prior approval of Landlord, and then only under Landlord’s direction at Tenant’s expense. Tenant shall not install in the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of electric wiring in the Property and the Premises and the needs of tenants of the Property, and shall not in any event connect a greater load than such safe capacity.

(9) Tenant shall not obtain for use upon the Premises, janitor and other similar services, except from Persons approved by the Landlord. Any Person engaged by Tenant to provide janitor or other services shall be subject to direction by the manager or security personnel of the Property.

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(10) The toilet rooms, urinals, wash bowls and other such apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein and the expense of any breakage, stoppage or damage resulting from the violation of this Rule shall be borne by the Tenant who, or whose employees or invitees shall have caused it.

(11) The janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner reasonably designated by Landlord, and may not be used by tenants, or their contractors, agents, employees, or other parties without Landlord’s prior written consent.

(12) Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises which do not violate any Laws nor bother or annoy any other tenants). Tenant shall not at any time sell, purchase or give away, food in any form by or to any of Tenant’s agents or employees or any other parties on the Premises, nor permit any of the same to occur (other than in lunch rooms or kitchens for employees as may be permitted or installed by Landlord and food dispensed from vending machines, which do not violate any Laws or bother any other tenant), nor permit any video, electronic or pinball machines on the Premises. If any food or beverages shall be permitted to be sold or consumed on the Premises, Landlord may require that Tenant engage a responsible pest and rodent control service approved by Landlord on such regular basis as Landlord reasonably requires to the extent there is evidence of pests or rodents in the Premises that are not otherwise inhabiting the remainder of the Building.

(13) Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants or occupants of the Property and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s use of the Premises specified in the Lease. No leaflets or other materials may be distributed or placed on vehicles in any parking area or facility.

(14) Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to assure the most effective and energy efficient operation of the Property and shall not allow the adjustment (except by Landlord’s authorized Property personnel) of any controls. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent. As a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord, Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

(15) Tenant shall conduct no auction, fire or “going out of business sale” or bankruptcy sale in or from the Premises, and such prohibition shall apply to Tenant’s creditors.

(16) Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Property, or required by Law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all

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lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

(17) Tenant will comply with all municipal, county, state, federal or other government laws, statutes, codes, regulations and other requirements, including without limitation, environmental, health, safety and police requirements and regulations respecting the Premises, now or hereinafter in force, at its sole cost.

(18) Tenant shall not (i) carry on any business, activity or service except those ordinarily embraced within the permitted use of the Premises specified in the Lease and more particularly, but without limiting the generality of the foregoing, shall not (ii) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Premises, (iii) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iv) place any radio or television antennae other than inside of the Premises, (v) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (vi) use any source of power other than electricity, (vii) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Property or elsewhere, (viii) bring or permit any bicycle or other vehicle, or dog (except in the company of a blind person or except where specifically permitted) or other animal or bird in the Property, (ix) make or permit objectionable noise or odor to emanate from the Premises, (x) do anything in or about the Premises tending to create or maintain a nuisance or do any act tending to injure the reputation of the Property, (xi) throw or permit to be thrown or dropped any article from any window or other opening in the Property, (xii) use or permit upon the Premises anything that will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried on the Property after Tenant’s receipt of written notice from Landlord of such violation and after a reasonable period to permit removal or cure, or violate the certificates of occupancy issued for the premises or the Property, (xiii) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to persons or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials) nor (xiv) do or permit anything to be done upon the Premises in any way tending to disturb any other tenant at the Property or the occupants of neighboring property.

(19) If the Property shall now or hereafter contain a building garage, parking structure or other parking area or facility, the Rules set forth below shall apply in such areas or facilities. In the event of any conflict between the Rules set forth below and the terms of Article 41, the provisions of Article 41 shall govern.

(i)

Parking shall be available in areas designated generally for tenant parking, for such daily or monthly charges as Landlord may establish from time to time, or as may be provided in any Parking Agreement attached hereto (which, when signed by both parties as provided therein, shall thereupon become effective). In all cases, parking for Tenant and its employees and visitors shall be on a “first come, first served,” unassigned basis, with Landlord and other tenants at the Property, and their employees and visitors, and other Persons (as defined in Article 25 of the Lease) to whom Landlord shall grant the right or who shall otherwise have the right to use the same, all subject to these Rules, as the same may be amended or supplemented, and applied on a non-discriminatory basis, all as further described in Article 6 of the Lease. Notwithstanding the foregoing to the contrary, Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped individuals,

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and other tenants, visitors of tenants or other Persons, and Tenant and its employees and visitors shall not park in any such assigned or reserved spaces. Landlord may restrict or prohibit full size vans and other large vehicles.

(ii)	In case of any violation of these provisions, Landlord may refuse to permit the violator to park, and may remove the vehicle owned or driven by the violator from the Property without liability whatsoever, at such violator’s risk and expense. Landlord reserves the right to close all or a portion of the parking areas or facilities in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the same, or if required by casualty, strike, condemnation, act of God, Law or governmental requirement, or any other reason beyond Landlord’s reasonable control. In the event access is denied for any reason, any monthly parking charges shall be abated to the extent access is denied, as Tenant’s sole recourse. Tenant acknowledges that such parking areas or facilities may be operated by an independent contractor not affiliated with Landlord, and Tenant acknowledges that in such event, Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable.

(iii)	Regular hours shall be 6 A.M. to 8 P.M., Monday through Friday, and 10:00 A.M. to 1:00 P.M. on Saturdays, or such other hours as may be reasonably established by Landlord or its parking operator from time to time, provided, however, Landlord shall make arrangements for Tenant to have access to and use of the parking garage twenty-four hours per day; cars must be parked entirely within the stall lines, and only small cars may be parked in areas reserved for small cars; all directional signs and arrows must be observed; the speed limit shall be 5 miles per hour, spaces reserved for handicapped parking must be used only by vehicles properly designated; every parker is required to park and lock his own car; washing, waxing, cleaning or servicing of any vehicle is prohibited; Parking Space may be used only for parking automobiles; parking is prohibited in areas: (a) not striped or designated for parking, (b) aisles, (c) where “no parking” signs are posted, (d) on ramps, and (e) loading areas and other specially designated areas. Delivery trucks and vehicles shall use only those areas designated therefor.

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EXHIBIT A

FLOOR PLANS

A-1

EXHIBIT B-1

BASE RENT

Period	Annual Base Rent	Monthly Base Rent
05/20/04* – 07/31/04*	$785,411.70*	$65,450.98*
08/01/04 – 12/31/04*	$761,411.70* ($317,254.88 for five months)	$63,450.98*
01/01/05* – 05/31/05	$1,003,215.60* ($250,803.90 for three months)	$83,601.30*
06/01/05 – 05/31/06	$1,044,549.60	$87,045.80
06/01/06 – 05/31/07	$1,085,883.60	$90,490.30
06/01/07 – 05/31/08	$1,457,889.60	$121,490.80
06/01/08 – 05/31/09	$1,499,223.60	$124,935.30
06/01/09 – 05/31/10	$1,540,557.60	$128,379.80
06/01/10 – 05/31/11	$1,581,891.60	$131,824.30
06/01/11 – 05/31/12	$1,623,225.60	$135,268.80
06/01/12 – 05/31/13	$1,664,559.60	$138,713.30
06/01/13 – 05/31/14	$1,705,893.60	$142,157.80

*	Notwithstanding the foregoing, all Base Rent (but not Additional Rent) except for $5,000 per month on the 8th Floor Premises, 9th Floor Premises, and 17th Floor Premises, shall abate until the earlier of (i) November 20, 2004, or (ii) one hundred eighty (180) days after the Commencement Date, and if the 16th Floor Commencement Date occurs prior to January 1, 2005, Base Rent shall be appropriately adjusted so that Base Rent shall commence on the 16th Floor Commencement Date at the rate of $11.70 per square foot of rentable area and shall continue thereafter as provided herein. Further, notwithstanding the $5,000.00 stated in the immediately preceding sentence, Base Rent shall be reduced by $2,000.00 per month (but on a per diem basis) for each day prior to August 1, 2004 on which Tenant has waived its termination option in writing as provided in Article 41 of the Lease.

B-1-1

EXHIBIT B-2

BASE RENT IF TENANT

TERMINATES THE LEASE WITH

RESPECT TO THE 16TH FLOOR PREMISES

Period	Annual Base Rent	Monthly Base Rent
05/20/04 – 05/31/05*	$785,411.70*	$65,450.98*
06/01/05 – 05/31/06	$816,412.20	$68,034.35
06/01/06 – 05/31/07	$847,412.70	$70,617.73
06/01/07 – 05/31/08	$1,126,417.20	$93,868.10
06/01/08 – 05/31/09	$1,157,417.70	$96,451.48
06/01/09 – 05/31/10	$1,188,418.20	$99,034.85
06/01/10 – 05/31/11	$1,219,418.70	$101,618.23
06/01/11 – 05/31/12	$1,250,419.20	$104,201.60
06/01/12 – 05/31/13	$1,281,419.70	$106,784.98
06/01/13 – 05/31/14	$1,312,420.20	$109,368.35

*	Notwithstanding the foregoing, all Base Rent (but not Additional Rent) except for $5,000 per month shall abate until the earlier of (i) November 20, 2004, or (ii) one hundred eighty (180) days after the Commencement Date.

B-2-1

EXHIBIT C

EXCLUSIONS FROM OPERATING EXPENSES

The following expenses are excluded from Building Operating Expenses:

1. management fees in excess of three percent (3%) of gross rents of the Building and wages and salaries for Landlord’s personnel not located at the Building;

2. marketing and advertising expenses;

3. expenses incurred by Landlord to paint, decorate or redecorate any space leased to a tenant of the Building;

4. costs of repairing latent defects in the original construction of the Building;

5. expenses for any item or service provided exclusively to other tenants at the Property and not available to Tenant;

6. expenses incurred by Landlord for repairs or other work occasioned by fire, windstorm, or other insurable casualty or condemnation;

7. rental payments on any ground or underlying lease for the Property (except rental payments which constitute reimbursement for Taxes);

8. any cost representing an amount paid for services or materials to a related person, firm or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm or entity;

9. expenses for the repair or maintenance of any item to the extent covered under warranty or service contract (excluding any mandatory deductible);

10. legal fees incurred in connection with the construction of the Building or disputes with tenants or other parties;

11. all expenses related to the remediation, clean-up or any other action taken with respect to any environmental contamination or other environmental problem at the Building and not caused by, through, or under Tenant;

12. artwork other than ordinary lobby design and/or decorative features;

13. charitable contributions;

14. electric power or other utility costs for which any tenant directly contracts with the local public service company (provided, however, Tenant’s contracts shall be subject to the Lease);

15. fines or penalties or late payments not related to Tenant’s failure to pay Additional Rent when due hereunder;

C-1

16. costs (including fines and penalties) of correcting any building code or similar violations which were violations prior to the Commencement Date of this Lease;

17. costs of any type of insurance not required by the Lease and not maintained by owners of Comparable Buildings;

18. costs arising from any commercial concessions operated by Landlord or by a third party under an agreement with Landlord;

19. costs incurred by Landlord in connection with rooftop communications equipment, if such communications equipment is not generally available to all tenants;

20. the entertainment and travel expenses of Landlord, its employees, agents, partners, and affiliates;

21. costs incurred as or result of the gross negligence or intentional misconduct of Landlord; and

22. any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not be treated as operating costs by landlords of Comparable Buildings.

C-2

EXHIBIT D

FORM OF LETTER OF CREDIT

Union Tower Investors II, L.L.C.

Attention:

Ladies and Gentlemen:

By order and for the account of [Applicant], we hereby open in your favor our Clean Irrevocable Letter of Credit No.                          for an aggregate amount of U.S. $                         effective immediately and expiring at our close of business on                         ,         .

Funds are available against presentation of your sight draft(s) drawn on us mentioning this Letter of Credit No.                         , accompanied by a statement that “The amount drawn hereunder represents funds the beneficiary is entitled to draw pursuant to the terms of an Office Lease between                         , as tenant, and Union Tower Investors II, L.L.C., as landlord, dated                         .” Partial draws are permitted. We shall honor all draws without inquiry as to the accuracy of the statement and regardless of whether the account party contests the draw.

It is a condition of this Letter of Credit that it shall be automatically extended without amendment for additional periods of one (1) year from the present or future expiration date hereof, unless at least thirty (30) days prior to such expiration date we shall notify you by registered mail at your address specified above (or such other address as you shall specify to us by written notice at the location set forth for presentation set forth below for such purpose by written notice) that we elect not to renew this Letter of Credit for such additional period.

We hereby engage with you that drafts drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored upon proper presentation to us at the following location:

_____________________________

_____________________________

_____________________________

This Letter of Credit is transferable in its entirety. We will honor complying drafts hereunder presented by a transferee (and cease to honor drafts hereunder presented by you) upon receipt of written notice from you that you have transferred all of your rights in this Letter of Credit to such transferee. Upon receiving such written notice of transfer, and upon presentation to us of this original Letter of Credit, we will reissue this Letter of Credit naming such transferee as the beneficiary. You shall not incur any fee in connection with such transfer.

D-1

This Letter of Credit shall be governed by, and construed in accordance with, the laws of the State of Illinois. This Letter of Credit is subject to Article 5 of the Uniform Commercial Code.

Very truly yours, [NAME OF ISSUER]

By:

Authorized Signature

D-2

EXHIBIT E

TENANT IMPROVEMENT WORKLETTER

This Work Letter Agreement (“Work Letter Agreement”) is a part of that certain Lease (the “Lease”) between HURON CONSULTING GROUP LLC, a Delaware limited liability company, as “Tenant” and UNION TOWER LLC, a Delaware limited liability company, as “Landlord”, relating to certain Premises as defined and more fully identified at the building located at 550 West Van Buren Street, Chicago, Illinois (the “Building”). Capitalized terms used herein, unless otherwise defined in this Work Letter Agreement, shall have the respective meanings ascribed to them in the Lease. This Work Letter Agreement is incorporated by reference into the Lease and made a part thereof.

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant hereby agree as follows:

1. WORK. Tenant, at its sole cost and expense, shall perform, or cause to be performed, the work and all other tenant improvements (collectively, the “Work”) in the Premises provided for in the Approved Plans and Budget (as defined in Paragraph 2 hereof). Landlord shall deliver the 17th Floor Premises to Tenant for commencement of the Work no later than thirty (30) days after the Effective Date. The 16th Floor Premises shall not be delivered to Tenant for commencement of the Work (nor shall Tenant be permitted to draw any portion of Landlord’s Contribution applicable thereto) until the earlier of (i) September 1, 2004, or (ii) thirty (30) days after Tenant has waived its rights to terminate under Article 42 of the Lease, as permitted therein. Subject to Tenant’s satisfaction of the conditions specified in this Work Letter Agreement, Tenant shall be entitled to Landlord’s Contribution (as defined hereinbelow).

2. PRE-CONSTRUCTION ACTIVITIES.

(a) On or before the commencement of the Work, Tenant shall submit the Plans (as hereinafter defined) for the Work, which Plans shall be subject to Landlord’s approval in accordance with Paragraph 3(b) below. Prior to commencement of the Work, Tenant shall submit the following information and items to Landlord for Landlord’s review and approval:

(i) A budget (the “Budget”) and an itemized statement of estimated construction and other costs (as such figure may be revised to reflect actual costs, the “Costs”), including all soft costs and all fees for permits and architectural and engineering fees and a reasonable contingency reserve.

(ii) The names and addresses of Tenant’s contractors (and said contractor’s subcontractors) and materialmen to be engaged by Tenant for the Work (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”). Each of Tenant’s Contractors shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld if such contractor complies with Landlord’s reasonable criteria and is duly qualified to perform the Work. Landlord may, at its election, provide a list of approved contractors for performance of those portions of work involving electrical, mechanical, plumbing, heating, air conditioning or life safety systems, from which Tenant may select its contractors or subcontractors for such designated portions of work and such contractors or subcontractors will be included in Tenant’s bid process.

(iii) Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

Tenant will update such information and items by notice to Landlord of any changes thereto.

(b) As used herein the term “Approved Plans” shall mean the Plans (as hereinafter defined), as and when approved in writing by Landlord. As used herein, the term “Plans” shall mean the full and detailed architectural and engineering plans and specifications covering the Work (including, without limitation, all items for which the Landlord’s Contribution is to be used and all architectural, mechanical and electrical working drawings for the Work). The Plans shall be subject to Landlord’s reasonable approval as provided herein and to the approval of all local governmental authorities requiring approval of the work and/or the Approved Plans. Landlord shall respond to Tenant’s submission of the Plans (giving detailed reasons in case of disapproval) of the Plans within seven (7) business days after their delivery to Landlord. Landlord agrees not to unreasonably withhold its approval of said Plans; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its approval of the Plans because, in Landlord’s reasonable opinion: the Work as shown in the Plans is substantially likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; the Work as shown on the Plans might impair Landlord’s ability to furnish services to Tenant or other tenants; the Work would increase the cost of operating the Building; the Work would violate any Laws (or interpretations thereof); the Work is not in accordance with then-current Building standards; the Work contains or uses hazardous or toxic materials or substances; the Work would adversely affect the appearance of the Building; or the Work might adversely affect another tenant’s premises. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. If Landlord notifies Tenant that changes are required to the final Plans submitted by Tenant, Tenant shall prior to commencement of any Work, submit to Landlord, for its approval, the Plans amended in accordance with the changes so required. Landlord shall respond to Tenant’s submission of such amended Plans within seven (7) business days of receipt, it being agreed that Landlord’s approval thereto shall be limited to those items to which Landlord had objected pursuant to the prior submission of the Plans. Such procedure for review with respect to any further objections to the Plans by Landlord shall continue until the Plans are finally approved by Landlord. If Landlord fails to respond to any request for approval of Plans within the time period provided herein, Tenant shall send a further notice to Landlord with the following typed in bold face type in a clearly visible location on the outside of the notice: “THIS CONTAINS PLANS SUBMITTED TO LANDLORD PURSUANT TO A LEASE. LANDLORD’S FAILURE TO RESPOND IN WRITING WITHIN THREE (3) BUSINESS DAYS SHALL BE DEEMED TO CONSTITUTE LANDLORD’S APPROVAL OF SUCH PLANS.” If Landlord fails to respond within three (3) business days after receipt of such second notice, Landlord shall be deemed to have approved the Plans as submitted. The Plans shall also be revised, and the Work shall be changed, all at Tenant’s cost and expense (but payable from Landlord’s Contribution), to incorporate any work required in the New Premises by any local governmental field inspector. Landlord’s approval of the Plans shall in no way be deemed to be (i) an acceptance or approval of any element therein contained which is in violation of any applicable Laws, or (ii) an assurance that work done pursuant to the Approved Plans will comply with all applicable Laws (or with the interpretations thereof) or satisfy Tenant’s objectives and needs.

(c) No demolition or Work shall be undertaken or commenced by Tenant in the Premises being delivered to Tenant until (i) Tenant has delivered, and Landlord has approved, all items set forth in Paragraph 2(a) above, (ii) all necessary building permits have been applied for and obtained by Tenant, and (iii) proper provision has been made by Tenant for payment in full of the cost of the Work (to the extent such cost as reasonably estimated by Landlord exceeds the amount of Landlord’s contribution set forth hereinbelow), which is satisfactory to Landlord.

3. CHARGES AND FEES. Tenant shall pay Landlord a supervisory fee in an amount equal to three percent (3%) of the total costs of the materials and labor for the Work (the “Landlord’s Fee”) (and all change orders with respect thereto), to defray Landlord’s administrative and overhead expenses incurred to review the Plans and coordinate with Tenant’s on-site project manager the staging and progress of the Work.

4. CHANGE ORDERS. All changes to the Approved Plans requested by Tenant must be approved by Landlord in advance of the implementation of such changes as part of the Work which approval shall not be unreasonably withheld or delayed. Landlord shall review all requested changes within two (2) business days after their delivery to Landlord, provided, however, in the event of extensive changes, such time period shall be extended to a length of time which is reasonable under the circumstances not to exceed seven (7) business days. All delays caused by Tenant-initiated change orders, including, without limitation, any stoppage of work during the change order review process, are solely the responsibility of Tenant and shall cause no delay in the Commencement Date or the payment of Rent and other obligations therein set forth. All increases in the cost of the Work resulting from such change orders shall (subject to Paragraph 8 below) be borne by Tenant. Notwithstanding the foregoing, insubstantial and non-structural “field” changes of the type not customarily the subject of change orders and which do not affect any Building systems shall not require Landlord’s prior written consent.

5. STANDARDS OF DESIGN AND CONSTRUCTION AND CONDITIONS OF TENANT’S PERFORMANCE. All work done in or upon the New Premises by Tenant shall be done according to the standards set forth in this Paragraph 6, except as the same may be modified in the Approved Plans approved by or on behalf of Landlord and Tenant.

(a) Tenant’s Approved Plans and all design and construction of the Work shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards, including, but not limited to, reasonable requirements of Landlord’s fire insurance underwriters and the Americans with Disabilities Act of 1990 (42 U.S.C. §12101 et. seq.).

(b) Tenant shall, at its own cost and expense (but payable from Landlord’s Contribution), obtain all required building permits and occupancy permits. Tenant’s failure to obtain such permits shall not cause a delay in the commencement of the Term or the obligation to pay Rent or any other obligations set forth in the Lease.

(c) Tenant’s contractors shall be licensed contractors, using union labor, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors in the Building. All work shall be coordinated with any other construction or other work in the Building in order not to adversely affect construction work being performed by or for Landlord or its tenants. Landlord shall use commercially reasonable efforts to cooperate with Tenant in such coordination with respect to any work being performed by or for Tenant.

(d) Tenant shall use only new, first-class materials in the Work comparable to materials used in other tenant improvements in the Building, except where explicitly shown in the Approved Plans. The Work shall be performed in a good and workmanlike manner. Tenant shall obtain contractors’ warranties of at least one (1) year duration from the completion of the Work against defects in workmanship and materials on all Work performed and equipment installed in the Premises, unless such warranties are not customarily obtained for the type of work and/or material involved, in which event Tenant shall obtain customary warranties.

(e) Tenant and Tenant’s Contractors shall make all commercially reasonable efforts and take all commercially reasonable steps appropriate to assure that all construction activities undertaken do not unreasonably interfere with the operation of the Building or with other tenants and occupants of the Building. In any event, Tenant shall during the performance of the Work and throughout the term of the Lease comply with all reasonable rules and regulations existing from time to time at the Building which have heretofore been provided to Tenant (provided Landlord shall provide reasonable prior notice in respect of any new rules and regulation or any modifications of existing rules and regulations). Tenant and Tenant’s Contractors shall take all reasonable precautionary steps to minimize dust, noise and construction traffic, and to protect their facilities and the facilities of others affected by the Work and to properly police all personnel entering the Building in connection with the Work. Construction equipment and materials are to be kept within the Premises (subject to the limitations contained in the Amendment) and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord reasonably shall direct so as not to burden the construction or operation of the Building, provided that Landlord shall use commercially reasonable efforts to coordinate the same.

(f) Landlord shall have the right to order Tenant or any of Tenant’s Contractors who violate the Union Tower General Rules and Regulations for Contractors (a copy of which Tenant has received) or the other requirements of this Lease imposed on Tenant or Tenant’s Contractors to cease work and remove its equipment and employees from the Building provided, however, prior to any such order (i) if the violation is of such a nature that it threatens in Landlord’s discretion to create a hazardous condition or disrupt building operations or other tenants, then Landlord shall provide one (1) written notice and one (1) day right to cure, and (ii) if the violation is of any other type, then Landlord shall provide one (1) written notice and three (3) days right to cure; further provided, however, that Landlord shall have no obligation to provide any notice or cure rights as to either (i) or (ii) if a repeat violation of a substantially similar type occurs. In any event, Landlord may make the continuation of work contingent upon payment by Tenant or Tenant’s Contractors of any damages or costs incurred by Landlord or other tenants as a result of such violation. No such action by Landlord shall delay the Commencement Date or the obligation to pay Rent or any other obligations set forth in the Lease.

(g) Utility costs or charges for any service (including HVAC, hoisting and the like) to the Premises in connection with and during the performance of the Work shall be the responsibility of Tenant and shall be paid for by Tenant at Landlord’s standard rates then in effect, provided, however, (i) Landlord shall pay utility costs on the 17th Floor Premises and the 16th Floor Premises until the applicable Commencement Date(s), and (ii) Landlord shall not charge for freight elevator usage unless an attendant or special operations are required, in Landlord’s discretion. Tenant shall pay for all support services provided by Landlord’s contractors at Tenant’s written request or at Landlord’s reasonable discretion resulting from breaches or defaults beyond applicable notice and cure periods by Tenant under this Work Letter Agreement. Tenant shall have the nonexclusive right to use the freight elevators during the business day on a first-come, first-serve basis without additional charges; all after-hours use shall be subject to scheduling by Landlord and to Tenant’s payment of Landlord’s out-of-pocket for such after-hours usage, including costs of necessary personnel. Tenant shall arrange and pay for removal of construction debris and shall not place debris in the Building’s waste containers. If required by Landlord by the giving of notice, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes.

(h) Tenant shall permit access to the Premises by Landlord upon reasonable prior notice to Jimmy Morgan at (312) 228-2839 (which may be oral or by voice-mail), and the Work shall be subject to inspection, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being constructed and installed and following completion of the Work, provided that Landlord shall use reasonable efforts to minimize its interference with the Work.

(i) Tenant shall proceed with its work expeditiously, continuously and efficiently, and Tenant shall notify Landlord upon completion of the Work and shall furnish Landlord and Landlord’s title insurance company with such further documentation as may be reasonably necessary under the requirements herein.

(j) Tenant shall have no authority to deviate from the Approved Plans in performance of the Work (except for de minimis deviations of a type customarily not the subject of change orders), except as authorized by Landlord or its designated representative in writing in a change order approved in writing by Landlord. Tenant shall furnish to Landlord “as-built” drawings of the Work within thirty (30) days after completion of the Work.

(k) During the performance of the Work, Landlord shall have the right to run utility lines, pipes, conduits, duct work and component parts of all mechanical and electrical systems where necessary or desirable through the Premises provided same are concealed behind walls or ceilings and do not materially reduce the functionality of the Premises, or the useable floor area of the Premises, to repair, alter, replace or remove the same, and to require Tenant to install and maintain proper access panels thereto. Landlord shall use reasonable efforts to minimize interference with the Work and Tenant’s use and enjoyment of the Premises in connection with any work performed by Landlord in the Premises pursuant to this subparagraph.

(l) Tenant shall impose on and enforce all applicable terms of this Work Letter Agreement against Tenant’s architect and Tenant’s Contractors.

(m) Tenant acknowledges and agrees that the Work will include any work, both within and outside the Premises, that may be necessary in order for Tenant to use and occupy the Premises.

6. INSURANCE AND INDEMNIFICATION.

(a) In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Property or Premises, insurance in the following minimum coverages and the following minimum limits of liability:

(i) Worker’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00, or such higher amounts as may be required from time to time by any Employee Benefit Acts or other statutes applicable where the work is to be performed, and in any event sufficient to protect Tenant’s Contractors from liability under the aforementioned acts.

(ii) Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $3,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $3,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(iii) Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $3,000,000.00 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv) “All-risk” builder’s risk insurance upon the entire Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft vandalism and malicious mischief. If portions of the Work are stored off the site of the Building or in transit to said site and are not covered under said “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Work. Any loss insured under said “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord, as trustee for the insureds, as their interests may appear.

All policies (except the worker’s compensation policy) shall be endorsed to include as additional insured parties, listed on, or required by, the Lease. The waiver of subrogation provisions contained in the Lease shall apply to all insurance policies (except the workmen’s compensation policy) to be obtained by Tenant pursuant to this paragraph. The insurance policy endorsements shall also provide that all additional insured parties shall be given thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that ten (10) days’ notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

7. LANDLORD’S CONTRIBUTION; EXCESS AMOUNTS.

(a) Upon Tenant’s satisfaction of the requirements set forth in this Work Letter Agreement, Landlord shall make a dollar contribution in the total amount of up to One Million Eight Hundred Sixty Thousand Thirty and 0/100s Dollars ($1,860,030.00) ($30.00 per square foot of rentable area) for the 8th Floor Premises, 9th Floor Premises, and 17th Floor Premises), and Eight Hundred Twenty-Six Thousand Six Hundred Eighty and 0/100s Dollars (826,680.00) ($40.00 per square foot of rentable area) for the 16th Floor Premises for application to the extent thereof to the Costs of the Work. No portion of the $826,680.00 allocated to the 16th Floor Premises may be drawn until after August 1, 2004, unless Tenant has earlier waived its termination right pursuant to Article 41 of the Lease. The Landlord’s Contribution shall be funded as the Tenant’s Work is completed in accordance with the provisions of this Workletter. If the Cost of the Work exceeds Landlord’s Contribution, Tenant shall have sole responsibility for the payment of such excess cost. If the Cost of the Work is less than Landlord’s Contribution, Landlord shall make such amounts available to reimburse Tenant for improvements to the Premises, or to pay Rent due hereunder, or to pay other costs incurred by Tenant subject to Landlord’s receipt of evidence of lien-free completion of the Work in accordance with the provisions herein.

(b) Landlord shall make progress payments from Landlord’s Contribution to Tenant on a monthly basis, for the portion of the Tenant’s Work performed during the previous month, less a retainage of 10% of each progress payment (“Retainage”). Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts (reduced by the Retainage) therefore paid by Tenant (as certified by the chief financial officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from Landlord’s Contribution. Provided that Tenant delivers requisitions to Landlord on or prior to the 1st day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of requisitions therefor, signed by the chief financial officer of Tenant, which requisitions shall be in the form of AIA document G702, set forth the names of each contractor and subcontractor to whom payment is due, and the amount thereof, and shall be accompanied by (i) copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials which are the subject of the applicable progress payment, (ii) a written certification from Tenant’s Architect that the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord may reasonably request, including any documents reasonably required by Landlord’s title company in connection with title drawdowns and endorsements. Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this paragraph together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Tenant’s Work by governmental authorities having jurisdiction thereover, (B) issuance of final lien and unconditional waivers by all contractors, subcontractors and material suppliers covering all of the Tenant Work, and (c) receipt of as-built plans for the Work.

(c) Tenant shall pay the excess of the aggregate cost of Tenant’s Work and the Landlord’s Construction Management Fee over the Landlord’s Contribution (the “Excess”) plus the cost of all work other than the Tenant’s Work, if any, which Tenant may elect to do in order to make the Premises ready for Tenant’s occupancy and which has been approved by Landlord as provided herein. Landlord shall have no obligation to pay the Excess. If Landlord estimates prior to commencement of the Tenant’s Work or at any time or from time to time thereafter that there will be an Excess, Landlord shall notify Tenant in writing of Landlord’s good faith estimate of the amount thereof. Ninety percent (90%) of the Excess shall be funded by Tenant to pay costs of Tenant’s Work prior to initial or further disbursements of Landlord’s Contribution, as the case may be, and if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord shall be entitled to suspend the funding of Landlord’s Contribution until such time as Landlord receives evidence acceptable to Landlord of Tenant’s funding of the Excess, and at Landlord’s option, a Default shall be deemed to have occurred under this Lease.

(d) All of the Landlord’s Contribution must be used by Tenant on or before April 30, 2005 for floors 8, 9, and 17, and December 31, 2005 for floor 16, or the balance shall be applied by Landlord towards Rent.

8. MISCELLANEOUS.

(a) If the Plans for the Work require the construction and installation of more fire hose cabinets than the number regularly provided by Landlord in the core of the Building in which the New Premises are located, Tenant agrees to pay all reasonable costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets, provided Landlord’s Contribution may be applied to all such costs and expenses.

(b) Time is of the essence with respect to the express periods provided under this Work Letter Agreement.

(c) If Tenant fails to make any payment relating to all or any portion of the Work as required hereunder, and Tenant’s failure to pay for such portion of the Work creates a safety risk, building code violation, or an unsightly condition, Landlord, at its option, may, after reasonable notice (unless the condition requires immediate cure) complete such portion of the Work pursuant to the Approved Plans necessary to cure such condition and continue to hold Tenant liable for the costs thereof and all other costs due to Landlord. Tenant’s failure to pay any amounts owed by Tenant hereunder when due or Tenant’s failure to perform its obligations hereunder shall also constitute a Default under the Lease and Landlord shall have all the rights and remedies granted to Landlord under the Lease for nonpayment of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

(d) Notices under this Work Letter Agreement shall be given in the same manner as under the Lease.

(e) The headings set forth herein are for convenience only.

(f) This Work Letter Agreement sets forth the entire agreement of Tenant and Landlord regarding the Work. This Work Letter Agreement may only be amended if in writing, duly executed by both Landlord and Tenant. This Work Letter Agreement is incorporated into the Lease by reference and made a part thereof to the extent applicable to the Work.

(g) All amounts due from Tenant hereunder shall be deemed to be additional Rent due under the Lease.

9. LIMITATION OF LIABILITY. Any liability of Landlord under this Work Letter Agreement shall be limited solely to its equity interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with the Work Letter Agreement nor shall any recourse be had to any other property or assets of Landlord.

EXHIBIT F

CLEANING SPECIFICATIONS

I. TENANT AREAS

A. Daily

1. Vacuum all carpeted floors including under and around all desks and large furniture. Service contractor is not required to move any desk or large furniture for vacuuming duties.

2. Dust/mop all hard surface floor including under and around all desks and large furniture.

3. Wipe all furniture tops, legs and sides utilizing a treated dust cloth.

4. Dust wipe all horizontal surfaces within reach, including window ledges, moldings and sills.

5. Wipe all desk, furniture, file cabinets, telephones, doors, jams, window mullions, glass partitions and accessories to remove any dust, streaks, stains, spills and other marks.

6. Empty and clean all wastebaskets, ashtrays and other debris and recyclable materials from premise and dispose of all materials as directed by building management and in accordance with the building recycling program.

7. Clean all kitchen/lunchroom countertops, tables and surfaces. All floors shall be wet mopped on a daily basis.

B. Weekly

1. Edge all carpeted area with a small broom or other edging tool thoroughly cleaning corners, behind doors and around furniture legs and bases. All carpeting shall be spot cleaned and all baseboard washed with manufacturer approved products.

2. Wet mop, dry and spray buff with a rotary buffing machine all hard surface areas. All wax marks will be removed from baseboards, doors and frames as necessary.

C. Monthly

1. Perform high dusting on all horizontal surfaces and ledges that are beyond the normal reach of nightly dusting with a treated cloth.

2. All carpeted floors will be vacuumed utilizing a pile lifter to restore carpet pile to original upright condition and remove any embedded dirt and grit.

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3. On a bi-monthly basis, Service Contractor shall completely strip all floor finish to a bare, clean floor. Service Contractor shall mop, rinse, dry, wax and machine polish finish to a uniform bright and clean appearance with manufacturer approved products.

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